UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

            POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-1
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         eCom eCom.com, inc.
           (Name of small business issuer in its charter)

     Florida                  7371                  65-0538051
(State or jurisdiction   (Primary Standard        (I.R.S. Employer
 of incorporation or    Industrial Code Number)  Identification Number)
 organization)

                  2700 PGA Boulevard, Suite 103
                Palm Beach Gardens, Florida 33410
                        (561) 622-4395
(Address and telephone number of issuer's principal executive offices)

                         David J. Panaia
                  2700 PGA Boulevard, Suite 103
                Palm Beach Gardens, Florida 33410
                        (561) 622-4395
    (Name, address and telephone number of agent for service)

Approximate date of proposed sale to public: Shares have been sold beginning April 25, 2000, after the Amendment No. 1 to the Form S-1 was filed.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   Page 1








                  CALCULATION OF REGISTRATION FEE*
     ==============================================================
                    Proposed
                    Estimated     Maximum
Title of Each       offering      Aggregate             Amount of
Class of Securities Amount to be  Price       Offering  Registration
to be Registered    Registered(1) Per Unit(2) Price     Fee
--------------------------------------------------------------------
Common Stock,
$.0001 par value    4,000,000     $2.25      $9,000,000  $2,376.00

Common Stock(3)
underlying Selling
Shareholder Warrants  320,000     $2.48      $  793,600  $  209.51

Common Stock(4)
underlying Selling
Shareholder Warrants  490,000     $2.50      $1,225,000  $  323.40

                                             TOTAL       $2,908.91*
* Amended Filing - fees paid on original filing of S-1
====================================================================
(1) In the event of a stock split, stock dividend or similar transaction involving the Company's Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416
(a)under the Securities Act of 1933, as amended (the "Securities
Act").

(2) In accordance with Rule 457(c), the aggregate offering price of shares of Common Stock of the Registrant (sometimes referred to herein as the "Company") is estimated solely for purposes of calculating the registration fees payable pursuant hereto, as determined in accordance with Rule 457(c), using the average of the high and low sales price reported by the OTC Bulletin Board for the Common Stock on April 6, 2000, which was $2.25 per share and, with respect to shares of Common Stock of the Company issuable upon exercise of outstanding warrants, the higher of (i) such average sales price or (ii) the exercise price of such warrants.

(3) Represents shares of Common Stock issuable to Swartz Private Equity, LLC (the "Selling Shareholder") upon exercise of outstanding warrants issuable to the Selling Shareholder pursuant to the Amended and Restated Investment Agreement between the Company and Swartz
Private Equity, LLC (the "Investment Agreement").   Pursuant to the
terms of the Investment Agreement, the Company is required to issue to the Selling Shareholder warrants to purchase a number of shares of Common Stock equal to 8% of the number of Shares sold to the Selling Shareholder at exercise prices equal to 110% of the market price of the Company's Common Stock on the Purchase Period End Date (as defined in the Investment Agreement). The exercise price is subject to adjustment every six (6) months and is tied to the market price at the time of adjustment.

(4)  Represents shares of Common Stock issuable to Swartz Private
                                   Page 2








Equity, LLC (the "Selling Shareholder") upon exercise of outstanding warrants issuable to the Selling Shareholder pursuant to the Investment Agreement. Pursuant to the Investment Agreement, the
Company issued warrants to purchase up to 490,000 shares of Common
Stock at an initial exercise price of $13.275. The warrants were issued in April 1999, and the exercise price was based on the average closing bid for the five days after April 11, 1999. The exercise price is subject to adjustment every six (6) months after initial issuance and is tied to the lowest closing bid at the time of adjustment.
The current exercise price, as reset, is $0.22 per share. These Warrants are not deemed to be beneficially owned by Swartz with respect to Section 13(d) and 13(g).

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS
                         eCom eCom.com, inc.

    This Prospectus relates to the resale, from time to time, of up to 4,810,000 shares of Common Stock of eCom eCom.com, inc. ("we," "us" or "eCom") by Swartz Private Equity, LLC ("Swartz"). This Prospectus has been prepared for the purpose of registering the shares offered by this Prospectus under the Securities Act of 1933, as amended, to allow for future sales by Swartz to the public without restriction. All or a portion of the shares offered by this Prospectus may be offered for sale, from time to time, by Swartz for its own benefit, pursuant to this Prospectus, in one or more private or negotiated transactions, in open market transactions on the OTC Bulletin Board, in settlement of short sale transactions, in settlement of options transactions, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such market prices, at negotiated prices, or otherwise. See "Plan of Distribution."

     Of the 4,810,000 shares of Common Stock offered hereby:

     - up to 4,000,000 shares may be issued to Swartz pursuant to the terms of an Investment Agreement dated as of May 13, 1999 between us and Swartz Private Equity, LLC, a Georgia limited liability company; and

     - up to an additional 810,000 shares may be issued to Swartz upon exercise of warrants issued or issuable to Swartz pursuant to the Investment Agreement. See "The Investment Agreement."

     - The total number of shares issued to Swartz pursuant to the terms of the Investment Agreement as of October 2, 2001 is 517,075 shares and
                                Page 3








     - the total number of warrants issued to Swartz pursuant to the terms of the Investment Agreement as of October 2, 2001 is 521,366 warrants.

     Swartz is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the sale of the shares of Common Stock offered hereby. Swartz will pay all commissions, transfer taxes and other expenses associated with the sale of the shares by it. We will pay the expenses of the preparation of this Prospectus. We have agreed to indemnify Swartz against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. We will not receive any of the proceeds from the sale of the shares of Common Stock sold by Swartz. To the extent that any of the warrants issued or issuable to Swartz are exercised, under certain conditions, pursuant to a cashless exercise by Swartz, we will not receive any proceeds from the exercise of such warrants. See "Plan of Distribution."

     Our Common Stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and is listed on the OTC Bulletin Board under the symbol "ECEC." On May 31, 2001, the last reported sale price of the Common Stock was $0.38 per share and there were 19,010,836 shares currently issued and outstanding. On October 2, 2001, the closing price of the Common Stock was $0.62. There are 22,628,364 shares currently issued and outstanding. There are 521,366 warrants issued and outstanding.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANYONE IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR
SOLICITATION IS NOT AUTHORIZED.

     THIS OFFERING ENTAILS A HIGH DEGREE OF RISK AND SUBSTANTIAL
DILUTION IN THE BOOK VALUE OF SHARES PURCHASED HEREUNDER (SEE "RISK FACTORS" AND "DILUTION").

     THERE IS NO ENDORSEMENT OR APPROVAL BY ANY STATE SECURITIES
COMMISSION OF ANY SECURITIES OFFERED OR THE TERMS OF THIS OFFERING. NO STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR
COMPLETENESS OF THIS PROSPECTUS OR ANY SELLING LITERATURE.

     We are currently a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). Reports and information filed with the Commission pursuant to the Exchange Act may be inspected and copied at the Securities and Exchange Commission's public reference facilities at 450 Fifth Street NW, Washington, D.C. 20549. Copies of such reports and information can be obtained from the Commission's Public Reference Section in Washington, D.C. at prescribed rates. The Midwest Regional Office of the Commission at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Our
                                    Page 4







fiscal year is June 1 to May 31. We will provide shareholders with quarterly reports of operations, including unaudited financial statements. We will provide shareholders with annual reports of operations, including audited financial statements.

     THIS OFFERING IS SPECULATIVE AND ENTAILS A HIGH DEGREE OF RISK (SEE "RISK FACTORS"). INVESTORS HEREUNDER WILL INCUR SUBSTANTIAL
DILUTION OF THE BOOK VALUE OF THEIR SHARES FROM THE OFFERING PRICE (SEE "DILUTION").

     INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS
THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT (SEE "RISK FACTORS").

     IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF ECOM AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PROSPECTUS SUMMARY

	The following is a summary of the pertinent information regarding this Offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. The Prospectus should be read in its entirety, as this summary does not constitute a complete recitation of facts necessary to make an investment decision.

The Offering

Securities Offered              4,000,000 shares of Common Stock, plus
                                an additional 521,366 shares issuable
                                upon exercise of currently issued
                                Warrants, and an additional 278,634
                                issuable upon exercise of Warrants
                                that may become issuable to Swartz in
                                the future.

Offering Price                  The shares being registered hereunder
                                are being offered by Swartz from time
                                to time at the then current market
                                price.

Common Stock to be              23,149,730 shares assuming all out-
Outstanding after the           standing warrants are fully exercised;
Offering                        this does not include 278,634 shares
                                issuable upon the issuance and
                                exercise of Warrants if given to
                                Swartz.

Dividend Policy                 We do not anticipate paying dividends
                                on our Common Stock in the foreseeable
                                future.
                                    Page 5







Use of Proceeds                 The shares offered herein are being
                                sold by Swartz and as such, we will
                                not receive any of the proceeds of the
                                Offering. (See "Use of Proceeds").

Material Risk Factors           This Offering involves a high degree
                                of risk, elements of which include
                                possible lack of profitability,
                                competition, breach of leasing
                                agreements, death or incapacity of
                                management and inadequate insurance
                                coverage.  There is a risk to
                                investors due to the speculative
                                nature of this investment,
                                historical losses from operations,
                                a shortage of capital, lack of
                                dividends, dilution factors, control
                                by present shareholders and economic
                                economic conditions in general. There
                                is a material risk that we may have
                                insufficient funding to engage in any
                                or all of the proposed activities (See
                                "Risk Factors" and "Dilution").


                           THE COMPANY


	We were incorporated on June 14, 1994 in the State of Florida under the name US Amateur Sports, Inc., however we changed our name in January 1999 to better reflect our business operations. Our principal offices are located at 2700 PGA Boulevard, Suite 103, Palm Beach Gardens, Florida 33410, and our phone number is (561) 622-4395.

                            RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE AND SHOULD BE CONSIDERED ONLY BY PERSONS ABLE TO LOSE THE ENTIRE AMOUNT INVESTED. You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we will face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

We have a limited operating history.

     We were incorporated in June 1994. We have only a limited operating history on which you can base an evaluation of our business and prospects. To date, substantially all of our revenues have been derived from the sale of paintguns and paintgun products, which we divested in May 2001. We also have no operating history in the compression market place. We have yet to achieve profitability. You should consider an investment in our company in light of these risks, uncertainties, expenses and difficulties.

We have incurred significant losses and cannot predict when, if ever, we will make a profit.

	To date, we have incurred significant losses. As of May 31, 2001, our accumulated deficit was $4,391,382 and our total liabilities exceeded our total assets by $262,398. During the fiscal year ended May 31, 2001 we incurred a net loss of $1,339,386 on total revenues of $3,186,995, and during the 2000 fiscal year we incurred a net loss of $2,633,425 on total revenues of $3,332,858. These losses have resulted primarily from our historical inability to achieve a level of revenues that is sufficient to cover our general operating expenses. We expect to incur additional operating losses in the future unless and until we are able to generate operating revenues sufficient to support expenditures. There is no assurance that sales of our products and services will ever generate sufficient revenues to fund our continuing operations, that we will generate positive cash flow from operations or that we will attain and then continue to make a profit in any future period.

We will need additional funding during the next twelve months.

	We have limited cash resources and need additional capital to pay our operating costs that are in excess of our revenues, increase production and sales of our DryIce High-compression software technology, and achieve any subsequent growth of such activities. Based on the rate of our cash operating expenditures and our current plans, we anticipate our cash requirements for the next twelve months may be met primarily from the proceeds to be obtained from puts of our shares to Swartz under the Investment Agreement. However, our ability to obtain funds under the agreement is subject to certain conditions. These conditions include the effectiveness of this registration statement covering the resale of the shares sold under the Investment Agreement and a limitation on our ability to issue shares based on the volume of trading in the Common Stock. Although we are planning to satisfy our future cash requirements from improved product sales, the sale of High-Compression software technology, the sale of additional equity securities and debt financing, there can be no assurance that any funds required during the next twelve months or thereafter will be generated from operations or from any of the other potential sources. The lack of additional capital could force us to substantially curtail or cease operations, which would have a material adverse effect on our business. Further, there can be no assurance that any funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on our existing shareholders.

Our audited financial statements contain going concern language.

	The auditor's report for our financial statements for our fiscal years ended May 31, 2001 and 2000 states that because of our net losses and liquidity problems, there is a concern that we will be unable to continue to operate.

Our failure to manage future growth could harm us.

	We currently are experiencing a period of significant expansion in our staffing requirements, facilities and infrastructure and we anticipate that further expansion will occur. This expansion has placed, and we expect it will continue to place, a significant strain on our management, operational and financial resources. The areas that are put under severe strain by our rate of growth include the following:

     - Our current lack of capital. We do not have sufficient capital at the present time to implement our business plan, to accomplish acquisitions of operating businesses or useful technologies, or to fund the growth of our core business. Our inability to obtain capital on commercially reasonable terms could be extremely detrimental to our future operations.

     - Customer Support. If we are unable to hire and successfully train sufficient employees or contractors in the customer support area, users of our websites may have negative experiences and current and future revenues could suffer.

     - Acquisitions. We must be careful to identify and acquire businesses and enter into business relationships that are complimentary to our business plan on terms that are favorable to us. To the extent that we do not fully understand the intricacies of any of the businesses that we are able to acquire (or those businesses with whom we enter into business relationships), it is possible that we could make mistakes that would be extremely costly to us.

We will be dependent on key personnel.

	Although current management has had experience in the development and operation of other businesses, it does not have prior experience in establishing or operating a High-compression software technology company. We will need to retain experienced management for these segments of the business. The loss of the services of any of our executive officers or other key employees could harm our business. We do not have long-term employment agreements with any of our key personnel and we do not maintain any "key person" life insurance policies.

	We currently have twelve employees. The majority of these employees have been with us less than one year and we expect that our rate of hiring will continue at a high pace. Our future success will depend on our ability to attract, train, retain and motivate highly skilled technical, managerial, marketing and customer support personnel. Competition for these personnel is intense and we may be unable to successfully attract, integrate or retain sufficiently qualified personnel. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations.

	We have traditionally relied on strategic partnerships to fill key positions. The "partner" then becomes an independent contractor and not an employee of eCom. The partner may be paid either in cash or in stock of eCom, or both. Currently, we are understaffed and in order to attract qualified workers we may have to bring in these workers as employees rather than partners. If so, we will incur additional costs in the way of health insurance, unemployment insurance, vacation pay, sick leave and other benefits generally afforded employees. We cannot guarantee that even if we offer qualified workers an employment package that we will be able to secure enough skilled employees to insure the future growth of eCom.

Our stock price has been and may continue to be extremely volatile.

	The trading price of our Common Stock has been and is likely to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the actual and/or perceived positive and negative attributes of business arrangements that we enter into and of businesses that we are able to acquire, variations in our quarterly operating results, announcements of technological innovations or new services by us or our competitors, conditions or trends in the Internet and online commerce industries, changes in the market valuations of other High-compression software technology companies, developments in Internet regulations, additions or departures of key personnel, sales of our Common Stock or other securities in the open market and other events or factors that may be beyond our control.

     In addition, the trading prices of software technology stocks in general, and ours in particular, have experienced extreme price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies in general (and ours in particular). The valuations of many software technology stocks, including ours, are still extraordinarily high, based on conventional valuation standards such as price to earnings and price to sales ratios. These trading prices and valuations may not be sustained. Negative changes in the public's perception of the prospects of High-compression technology companies are likely to depress our stock price regardless of our results.
Other broad market and industry factors may decrease the market price of our Common Stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions such as recession or interest rate or currency rate fluctuations, also may decrease the market price of our Common Stock. In the past, following declines in the market price of a company's securities, securities class-action litigation often has been instituted against the company. Litigation of this type, if instituted, could result in substantial costs and a diversion of management's attention and resources.

We will need to develop new services, features and functions in order to expand.

     Until recently, we have received substantially all of our revenues from online and telephone sales of paintball products. We plan to expand our operations by developing High-compression software technology products and services. We may be unable to expand our operations in a cost-effective or timely manner. Even if we do expand, we may not maintain or increase our overall market acceptance. If we launch a new business or service that is not favorably received by consumers, it could damage our reputation.

      We may pursue strategic relationships with third parties to provide many of our services. By using third parties to deliver these services, we may be unable to control the quality of the services, and our ability to address problems will be reduced if any of these third parties fails to perform adequately. Expanding our operations also will require significant additional developmental expense and will strain our management, financial and operational resources. The lack of market acceptance of any new services could harm our business.

Acquisitions could result in dilution, operating difficulties and other harmful consequences.

     We currently do not have any understandings, commitments or agreements with respect to any other material acquisition. If appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products that we believe are strategically attractive. Integration of an acquired company may require significant management resources that would otherwise be available for ongoing development of our business. Moreover, the anticipated benefits of any acquisition may not be realized. We may be unable to identify, negotiate or finance future acquisitions successfully, or to integrate successfully any acquisitions with our current business. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm our business. Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all. Even if available, this financing may be dilutive.

Insurance and potential liability.

     We currently maintain property, general liability and product liability insurance, but our liability coverage is limited to single claims of up to $1.0 million. A partially or completely uninsured claim against us, if successful and of sufficient magnitude, could have a material, adverse effect on eCom.

We are controlled by certain shareholders, executive officers and directors.

     Upon completion of this Offering, our executive officers and directors (and their affiliates) will own approximately 24% of our outstanding Common Stock. As a result, they may have the ability to control our company and direct our affairs and business, including the election of directors and approval of significant corporate trans-actions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and may make some transactions more difficult or impossible without the support of these shareholders. Any of these events could decrease the market price of our Common Stock.

Our Articles of Incorporation allow for indemnification of officers, directors and others and exclude personal liability for directors for breach of fiduciary duty.

     Our Articles of Incorporation provide for the indemnification of our officers, directors, employees and agents. Under certain circumstances, they are indemnified against attorneys' fees and other expenses incurred by them and judgments rendered against them in any litigation to which they become a party arising from their association with or activities on our behalf. We may also bear the expenses of such litigation for any of our officers, directors, employees or agents, upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we may be unable to recoup even if we are entitled to do so.

     Our Articles of Incorporation also exclude personal liability on the part of our directors to us for monetary damages for breach of fiduciary duty, except in certain specified circumstances.
Accordingly, we would have a much more limited right of action against our directors than otherwise would be the case. This exclusionary provision does not affect the liability of any director under federal or applicable state securities laws.

A significant number of shares are eligible for sale and their sale could depress our stock price.

     We have a significant market overhang on our Common Stock because in the past we have paid many of the people with whom we have done business with restricted shares of our Common Stock instead of cash. Of the amount of restricted stock currently outstanding, approximately 953,500 shares are currently eligible for resale under Securities Act Rule 144 because the people have held the stock for more than a year. Because these people did not have to pay cash for their shares and many of them have their own operating expenses that they need to pay, many of them have been selling their shares. It is likely that these people will continue to sell in the future.

	Sales of substantial amounts of our Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this Offering could depress the market price of our Common Stock. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. In addition to the 22,628,364 shares that were issued and outstanding as of October 3, 2001, a Form S-8 was filed with the Commission on May 31, 2001 where we registered an additional 4,000,000 shares under an Employee Benefits Plan.

You will experience immediate and substantial dilution in the net tangible book value of the stock you purchase.

     The assumed price at which you will purchase shares is substantially higher than the net tangible book value per outstanding share of Common Stock. You will therefore incur immediate and substantial dilution in the net tangible book value of the shares that you purchase. Additional dilution will occur upon the exercise of outstanding options.

Our market for High-compression software technology is intensely competitive.

     DryIce competes with Lizard Tech, Adobe, Pegasus, JPEG, MPEG and numerous smaller competitors. We consider Lizard Tech and Pegasus to be the main competitors to DryIce (tm). We believe that DryIce (tm) technology is superior because these competitors continue to employ "old" technology using wavelets and fractals. All of these competitors have been established longer than we have, so they have name recognition and market share established. Some of our competitors are better funded than we are.

     Principal competitive factors include brand recognition, pricing, financial strength, customer service, system reliability and reliability of delivery. All of these factors must be satisfactorily addressed in order for us to compete successfully.

     The principal competitive advantage of DryIce (tm) is its unique architecture based on geo-symbolic encoding. We believe that DryIce
(tm) is the only compression software that does not base its algorithm on trigonometric functions. Geo-symbolic encoding, based on geometric functions, has no remainders. Trigonometric-based algorithms lose the remainders in the compression process, preventing the algorithms from producing a high compression ratio without significant loss of data. We do not believe that any of our competitors' software products are capable of reducing images at the ratios achieved by DryIce (tm) without damaging the integrity of the original image. This damage, or loss of material, produces a decompressed image that is significantly degraded in quality.

     A recent double blind study conducted by eTesting Labs, Inc., a division of Ziff Davis, produced an overall rating of -0.5 (barely noticeable) loss of visual quality out of a possible -3.0 (unreadable) using eTesting's rating basis. In our internal study of competing software, we have not been able to achieve the level of compression nor the visual quality produced by DryIce (tm). We believe that the report produced by this highly-regarded independent third party will substantiate the power of DryIce (tm) and be a persuasive marketing tool.

     The Z Box (tm) has an additional competitive advantage derived from its unique combination of DryIce (tm) high-compression and Syndeos (tm) synchronization software. We believe that there is no other product available with the performance capabilities of the Z Box (tm).

     In order to respond to changes in the competitive environment, we may, from time to time, make pricing, service or marketing decisions or acquisitions that could harm our business. New technologies may increase the competitive pressures by enabling our competitors to offer a lower cost service or product. Whether we are able to compete successfully will depend on our ability to anticipate and respond in a timely and appropriate manner to these changes.

New and existing regulation of the Internet could harm our planned business activities.

     We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, it is possible that laws and regulations will be adopted with respect to the Internet or online services. These laws and regulations could cover issues such as online contracts, user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Those laws that do reference the Internet, such as the recently passed Digital Millennium Copyright Act, have not yet been interpreted by the courts and their applicability and reach are therefore uncertain. Florida regulations to our business to date and little precedent exists in this area. One or more states may attempt to impose these regulations upon us in the future, which could harm our business.

     Several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission also has recently settled a proceeding with one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way we do business or could create uncertainty in the marketplace. This could reduce demand for our services, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our business. In addition, because our services are accessible worldwide, and we intend to facilitate sales of goods to members worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Our failure to comply with foreign laws could subject us to penalties ranging from fines to bans on our ability to offer our services.

     In the United States, companies are required to qualify as foreign corporations in states where they are conducting business.
As a Software Development Company, it is unclear in which states we are actually conducting business. We currently are qualified to do business only in Florida. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in those jurisdictions. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could harm our business.

We may be subject to intellectual property litigation.

     Other third parties may claim in the future that we have infringed their past, current or future technologies. We expect that participants in our markets increasingly will be subject to infringement claims as the number of services and competitors in our industry segment grows. Any claim like this, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on acceptable terms or at all. As a result, any claim like this could harm our business.

No Dividends.

     To date, we have not paid any dividends on our Common Stock and we do not intend to declare any dividends in the foreseeable future. Any future profits will be reinvested in our Company to attempt to expand its business operations.

Related Party Transactions.

     Certain transactions to which we are a party and certain matters affecting us have or will result in a material benefit to certain of our directors and executive officers, or may create conflicts of interest. Certain of the proceeds to be obtained from puts of our shares to Swartz under the Investment Agreement will be paid to affiliates in the form of salaries, payment for legal fees, and repayment of bridge financing. See "Related Party Transactions."

                        BUSINESS OF THE COMPANY

The Company

	eCom eCom.com, inc. ("eCom") and its direct and indirect wholly-owned subsidiaries, US Amateur Sports Company ("USASC") and USA Performance Products, Inc. ("USAPP") combined, are usually referred to as "we", "us" or "eCom". We are located at 2700 PGA Boulevard, Suite 103, Palm Beach Gardens, Florida 33410, and our telephone number is (561) 622-4395.

	eCom eCom.com, Inc. stands for e-commerce and e-compression. We are a High-Compression software technology company. This definition reflects a continuing evolution of our mission and corporate structure. Responding to opportunity, this evolution has led to implementation of a unique business model that we believe will allow us to capitalize on the challenges faced by the leading companies within the internet business community. Recognizing the importance of expertise within a particular genre, we narrowed our focus to a specialized section of the software industry: High-Compression software technology.

	The DryIce software revolutionizes the compression, storage, protection, transmission and use of large data files in any format including images, full motion video, audio and text. Our mission is to make this software available to reduce bandwidth demand and facilitate development of custom applications that are not feasible using the currently available technology. As a value added reseller and custom designer of DryIce software, we believe our company will benefit most by focusing on this opportunity.

	Our previous business plan during the past year involved the launching of e-commerce tools designed to assist small business in quickly and economically establishing an on-line presence. We provided auctions, bartering, classified advertising, storefront development and an e-commerce marketplace that enabled our clients to compete on equal terms with any e-commerce company. We also operated our own online business as a test model, using our e-commerce concepts to generate over three million dollars in sales of paintball products during fiscal 2000 and approximately five million dollars in calendar 2000.

      eCom is the parent of US Amateur Sports Company, which is the parent of USA Performance Products, Inc. USA Performance Products manufactures and distributes paintball guns and accessories, and has served as a test model for our e-commerce business concepts. 1-800-Paintball was a division of USA Performance Products, Inc. On May 11, 2001, all of the significant assets of the paintball division were divested. Additionally, a subsidiary of eCom, Star Dot Marketing, Inc., was sold on May 31, 2001. Our intention is to build a profitable future for eCom eCom.com, Inc. through marketing of DryIce technology and divest all other product lines.

    We were incorporated on June 14, 1994 in the State of Florida under the name US Amateur Sports, Inc., however we changed our name on January 25, 1999 to better reflect our business operations.

US Amateur Sports

     US Amateur Sports Company (USASC) is a wholly-owned subsidiary of eCom eCom.com, inc. USASC holds several developmental assets and is the parent to our wholly-owned subsidiary, USA Performance Products, Inc.

USA Performance Products

     USA Performance Products, Inc. (USAPP) was incorporated in the State of Florida on January 20, 1998 to manufacture and distribute paintball guns and accessories. A durable, mid-priced paintball gun with features of a higher priced model, the Viper M-1 accounted for the first revenues recorded by our company. Following the sale of 1-800-PAINTBALL, manufacture and sale of the Viper is all that remains of our paintball business segment. The Viper M-1 is still a strong competitor in the paintball market, and we expect to be able to negotiate a favorable agreement for its sale during the 2002 fiscal year.

Competition

     In the DryIce (tm) marketplace, we compete with Lizard Tech, Adobe, Pegasus, JPEG, MPEG and numerous smaller competitors. We consider Lizard Tech and Pegasus to be the main competitors to DryIce (tm). We believe that DryIce (tm) technology is superior because these competitors continue to employ "old" technology using wavelets and fractals.

     All of these competitors have been established longer than we have, so they have name recognition and market share established.
Some of our competitors are better funded than we are.

     Principal competitive factors include brand recognition, pricing, financial strength, customer service, system reliability and reliability of delivery. All of these factors must be satisfactorily addressed in order for us to compete successfully.

     The principal competitive advantage of DryIce (tm) is its unique architecture based on geo-symbolic encoding. We believe that DryIce
(tm)is the only compression software that does not base its algorithm on trigonometric functions. Geo-symbolic encoding, based on geometric functions, has no remainders. Trigonometric-based algorithms lose the remainders in the compression process, preventing the algorithms from producing a high compression ratio without significant loss of data. We do not believe that any of our competitors' software products are capable of reducing images at the ratios achieved by DryIce (tm) without damaging the integrity of the original image. This damage, or loss of material, produces a decompressed image that is significantly degraded in quality.

     A recent double blind study conducted by eTesting Labs, Inc., a division of Ziff Davis, produced an overall rating of -0.5 (barely noticeable) loss of visual quality out of a possible -3.0 (unreadable) using eTesting's rating basis. In our internal study of competing software, we have not been able to achieve the level of compression nor the visual quality produced by DryIce (tm). We believe that the report produced by this highly-regarded independent third party will substantiate the power of DryIce (tm) and be a persuasive marketing tool.

     The Z Box (tm) has an additional competitive advantage derived from its unique combination of DryIce (tm) high-compression and Syndeos (tm) synchronization software. We believe that there is no other product available with the performance capabilities of the Z Box (tm).

     In order to respond to changes in the competitive environment, we may, from time to time, make pricing, service or marketing decisions or acquisitions that could harm our business. New technologies may increase the competitive pressures by enabling our competitors to offer a lower cost service or product. Whether we are able to compete successfully will depend on our ability to anticipate and respond in a timely and appropriate manner to these changes.

Litigation

     We are party to lawsuits in the normal course of our business. Litigation can be expensive and disruptive to normal business operations; the results of legal proceedings are difficult to predict. We believe that we have defenses in each of the cases set forth below and are vigorously contesting each of these matters. An unfavorable resolution of one or more of the following lawsuits could adversely affect our business, results of operations or financial condition.

     Three companies had similar suits of non-payment against the USA Performance Products, Inc. subsidiary of eCom eCom.com, Inc. ECOM will defend itself or will file counterclaims against all three claims.

     Saeilo Manufacturing Industries filed a complaint against USA Performance Products Inc. in the Fifteenth Judicial Circuit, Palm Beach County, FL, on April 20, 2001. The complaint involves non-payment of $126,632.22 that Saeilo contends has been due since April 10, 2001. USA Performance Products has moved to dismiss the case on the grounds that the claim is based upon an oral agreement without any terms and conditions of the agreement. USA Performance Products has only received delivery of $29,190.87 worth of products, which is accounted for in both inventory and accounts payable as of May 31, 2001.

     Renick Enterprises, Inc. filed a complaint against USA Performance Products and eCom eCom.com, Inc. in the Fifteenth Judicial Circuit, Palm Beach County, FL on April 30, 2001. The complaint involves non-payment of $180,865.22 for the design of the Viper I Paintball Marker, including various re-designs, working on advertising, and developing new products. Management contends that Renick has not satisfactorily completed production of the product and has not delivered the product to USA Performance Products Inc. USA Performance Products has only received delivery of $16,574.75 worth of products, which is accounted for in both inventory and accounts payable as of May 31, 2001.

     USA Performance Products will defend itself against both Saeilo and Renick through a claim of lost production. USA Performance products had entered into a proposed sale of the Viper division of USA Performance Products to both Renick and Saeilo during February 2001. In order to comply with the terms of the sales contract all inventory of the Viper division was taken out of production in preparation of shipment during April 2001. It took the entire month of May 2001 to get back into production.

     National Paintball Supply, Inc. filed a complaint against USA Performance Products and eCom eCom.com, Inc. in the State of South Carolina, Greenville County Court of Common Pleas on May 14, 2001. The complaint alleges that an amount of $85,743.35 is owed to the complainant. National Paintball Supply handled paintball fulfillment requests for USA Performance products. USA Performance Products contends that many requests for fulfillment were not completed while some requests were shipped twice. USA Performance Products has recorded a balance due of $69,373.36 as of May 31, 2001.

Government Regulation

     Currently, there is no government regulation that materially affects our business operations.

Property

     We do not own any real property.

     The corporate offices of eCom eCom.com, Inc. are housed in approximately 1,710 square feet of space at 2700 PGA Boulevard, Suite 103, Palm Beach Gardens, Florida pursuant to a written lease agreement with an unaffiliated party. The three-year lease of this space commenced on April 1, 2001 and will expire on March 31, 2004. The rental rate including sales tax is $2,719 per month during the first year, $2,794 per month during the second year, and $2,870 per month during the third year.

     USA Performance Products, Inc. leases approximately 2,860 square feet of office and warehouse space located at 8125 Monetary Drive, Suite H-4, Riviera Beach, Florida pursuant to a written lease agree-ment with an unaffiliated party. This space provides facilities for the manufacture and warehousing of our paintball products. Upon the expiration on June 30, 2001 of our original lease of 5,720 square feet of space located at this address, we entered into a new lease of the smaller area due to the reduction in space requirements created by the sale of our 1-800-PAINTBALL business. The term of the new lease is for one year, beginning July 1, 2001 and ending June 30, 2002. The rental rate is $1,855 per month including sales tax.

                     THE INVESTMENT AGREEMENT

     On May 13, 1999, we entered into an Investment Agreement and a Registration Rights Agreement with Swartz Private Equity, LLC ("Swartz"). On April 6, 2000 we signed an Amended and Restated Investment Agreement with Swartz which took the place of the May 13, 1999 Investment Agreement. Any reference to the "Investment Agreement" in this Prospectus shall mean the Amended and Restated Investment Agreement. Pursuant to the terms of the Investment Agreement, we may, in our sole discretion and subject to certain restrictions, periodically sell ("Put") shares of eCom's Common Stock for up to $30,000,000 to Swartz on the effective registration of such Put shares and continuing for a period of thirty-six months thereafter. The Investment Agreement allows us to choose to sell Common Stock to Swartz at times which we decide are advantageous. The Investment Agreement is not a debt instrument. Any Put exercised by us is the sale of Common Stock and not a loan.

     PUT RIGHTS. An advance put notice must be delivered to Swartz at least ten business days prior to the date that we intend to sell the Common Stock to Swartz. The advance put notice must state the put date as well as the number of shares of Common Stock that we intend to put to Swartz. The notice may also state a minimum purchase price per share which cannot be greater than 80% of the closing bid price of our Common Stock on the date of the advance put notice.

     After the registration statement to which this Prospectus relates is declared effective, the number of shares Swartz may be required to purchase in a given Put will be the lesser of the actual number of shares we intend to sell to Swartz as set forth in the Advance Put Notice and the Individual Put Limit. The Individual Put Limit is equal to the lesser of (i) 15% of the sum of the aggregate daily reported trading volumes in the outstanding Common Stock on our principal market, excluding any block trades of 20,000 or more shares of Common Stock for all evaluation days in the pricing period;
(ii) the number of Put Shares which, when multiplied by their respective Put Share Prices, equals the Maximum Put Dollar Amount
(the lesser of the maximum put amount set forth in our Advance Put Notice or $10,000,000); or (iii) 9.9% of the total amount of our Common Stock that would be outstanding upon completion of the Put.

     PUT PRICE. The purchase price for the Put Shares will be equal to the lesser of the Market Price for such Put minus $.25 or 92% of the Market Price (lowest closing bid price for the Common Stock on the principal market during the twenty day pricing period following the date of the Put Notice), but in no event can it be less than our designated minimum put share price, if any, as set forth in the Advance Put Notice.

     WARRANTS. At the time of each Put, Swartz will be issued a Purchase Warrant which will give the holder the right to purchase up to eight percent (8%) of the number of Put shares issued to Swartz in that Put. Each Purchase Warrant will be exercisable at a price equal to 110% of the Market Price on the Purchase Period End Date (as such term is defined in the Investment Agreement) and will have semi-annual reset provisions. Each Purchase Warrant will be immediately exercisable and will terminate on a date which is five years after the date of issuance. The terms of the Purchase Warrants allow for a non-cash exercise (so long as the shares underlying the warrants are not registered pursuant to an effective registration statement). The shares underlying the Commitment Warrants are being registered pursuant to the registration statement to which this Prospectus relates.

     COMMITMENT WARRANTS. In partial consideration of the Investment Agreement, we issued warrants to Swartz (the "Commitment Warrants") to purchase 490,000 shares of our Common Stock. The Commitment Warrants are currently exercisable at the price of $0.22 per share, which price was adjusted, pursuant to the Investment Agreement, from the original exercise price of $13.275. Each Commitment Warrant is immediately exercisable and terminates five years after the date of issuance (April 18, 2004). The shares underlying the Commitment Warrants are being registered pursuant to the registration statement to which this Prospectus relates.

         SHORT SALES. Swartz and its affiliates are prohibited from engaging in short sales of our Common Stock unless they have received a Put Notice and the amount of shares involved in a short sale does not exceed the number of shares specified in the Put Notice.

     CANCELLATION OF PUTS. We must cancel a particular put if between the date of the advance put notice and the last day of the pricing period:

         - we discover an undisclosed material fact relevant to Swartz's investment decision;

         - the registration statement registering resales of the Common Shares becomes ineffective; or

         - shares are delisted from the then primary exchange.

     The pricing period for that Put shall end as of the preceding business day, and the Put shall remain effective for the shortened pricing period.

     NON-USAGE FEE. If we have not put a minimum of $1,000,000 in aggregate Put Dollar Amount during any six month period of time during the term of the Investment Agreement, we will be required to pay Swartz a non-usage fee equal to the difference of $100,000 minus 10% of the aggregate Put Dollar Amount of the Put Shares put to Swartz during such six month period. In the event that we deliver a termination notice to Swartz or an automatic termination occurs, we must pay Swartz a termination fee equal to the difference of $200,000 minus 10% of the aggregate Put Dollar Amount of the Put Shares put to Swartz during all Puts to such date.

     SHAREHOLDER APPROVAL. We may issue more than 20% of our out-standing shares. If we become listed on the Nasdaq Small Cap Market or Nasdaq National Market, then we must get shareholder approval to issue more than 20% of our outstanding shares. Since we are currently a bulletin board company, we do not need shareholder approval.

     TERMINATION OF INVESTMENT AGREEMENT. We may also terminate our right to initiate further puts or terminate the Investment Agreement by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the warrants issued to Swartz, the Registration Rights Agreement, the Investment Agreement or any related agreement.

     RESTRICTIVE COVENANTS. During the term of the Investment Agreement and for a period of one year thereafter, we are prohibited from certain transactions. These include the issuance of any debt or equity securities in a private transaction which are convertible or exercisable into shares of Common Stock at a price based on the trading price of the Common Stock at any time after the initial issuance of such securities or with a fixed conversion or exercise price subject to adjustment. We are also prohibited from entering into any private equity line type agreements similar to the Investment Agreement without obtaining Swartz's prior written approval.

     RIGHT OF FIRST REFUSAL. Swartz has a right of first refusal to purchase any variable priced securities offered by us in any private transaction which closes on or prior to six months after the termination of the Investment Agreement.

     SWARTZ'S RIGHT OF INDEMNIFICATION. We are obligated to indemnify Swartz (including their stockholders, officers, directors, employees and agents) from all liability and losses resulting from any mis-representations or breaches we made in connection with the Investment Agreement, our Registration Rights Agreement, other related agree-ments or the registration statement.

                          USE OF PROCEEDS

     The proceeds from the sale of the shares of Common Stock offered hereby will be received directly by Swartz. We will not receive any proceeds from the sale of the shares of Common Stock offered hereby.

We will receive, however, proceeds from the sale of our Common Stock to Swartz.

                             DILUTION

     As of May 31, 2001, we had a net tangible book value of ($262,398), or approximately ($.014) per share, based upon the number of shares of Common Stock outstanding. "Net tangible book value" represents total tangible assets reduced by total liabilities. The following table illustrates the per share dilution to new shareholders:

     Dilution to New Shareholders

          Estimated offering price                          $ 2.250

          Net tangible book value before Offering           $(0.014)

          Increase attributable to payments by
           new shareholders                                 $ 0.518

          Net tangible book value after Offering            $ 0.462

          Dilution to new shareholders                      $ 1.788


                   SELECTED FINANCIAL INFORMATION

     The following selected financial information should be read in conjunction with the financial statements of the Company and the notes thereto included elsewhere herein.

		         1998	    1999         2000           2001

Net Revenues      $ 149,582    $ 228,613   $ 3,332,858   $ 3,186,995
Income/(loss)
  from Operations $(143,051)   $(374,085)  $  (261,669)  $(2,167,914)
Income/(loss)
  from Operations
     Per Share*   $   (.019)   $   (.031)  $      (.19)  $      (.07)
Total Assets      $ 323,561    $ 467,825   $ 1,379,920   $   454,655
Total Liabilities $ 388,932    $ 456,259   $ 2,456,724   $ 1,217,053
Stockholders'
  Equity(Deficit) $( 65,371)   $  11,566   $(1,076,804)  $ ( 262,398)
___________
* Loss per share was calculated using the weighted average of Common Stock issued and outstanding. Basic and diluted loss per share are the same. eCom has issued no securities such as options (except for options issued on January 2, 2000 to purchase an aggregate of 50,000 shares), warrants or convertible securities or entered into any contingent stock agreements. Had eCom entered into any such arrange-ments, the effect would have been anti-dilutive.

      MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion should be read in conjunction with the companying consolidated financial statements for the Forms 10-KSB for the fiscal years ended May 31, 2001 and 2000.

Special Note Regarding Forward-Looking Statements

     Certain statements in this Prospectus and elsewhere (such as in other filings by us with the Securities and Exchange Commission ("SEC"), press releases, presentations by us or our management and oral statements) may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and "should," and variations of these words and similar expressions, are intended to identify these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause or contribute to such differences include, among others, competitive pressures, the growth rate of the paintball industry and electronic commerce, constantly changing technology and market acceptance of our products and services. eCom undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Management's Discussion and Analysis of Financial Condition and
Results of Operation and Plan of Operation

     The results of our operations during the fiscal year ended May 31, 2001 were a reflection of the continued evolution of our business model. We believe that an essential ingredient for survival as a "dot com" in the current mix of new and old economies is the ability to accept change and to respond quickly to emerging opportunities. Our small size and corresponding agility have been an advantage.
Many companies much larger and initially stronger have collapsed from the inability to adjust to the rapidly-changing business environment.

	We believe that the e-commerce business plan that we adopted in the prior year was a viable approach to building a successful enterprise within the environment that existed at that time. However, that environment changed. As we witnessed the beginning of the end of Internet euphoria, and the number of corporate casualties began to grow, we recognized that our company and our mission had to evolve once again. It was apparent that steadfast adherence to the e-commerce business plan we had established would not produce the results that our stockholders expected from us. Our paintball business was growing rapidly, but no one was content to revert to the sports-related business model that we had outgrown. We looked for a better path to success, and we found it.

	ECOM is now the value-added reseller of proprietary software which we have named DryIce(tm). DryIce(tm) is capable of compressing electronic images to ratios previously thought to be impossible. Recognizing that the market potential of this software and its applications far exceeds any other opportunity available to us, we retooled our company's mission, the related business model and our corporate structure to focus on development of applications and markets for DryIce(tm) software.

	The popular phrase, "temporary inconvenience, permanent improvement", is an accurate description of the impact of a positive change. Course corrections necessarily create some disruption, but we believe that our company's transition is being accomplished as smoothly as possible. However, there is always a price attached to the benefits of corporate reengineering. Our company's reengineering dictated the need to sell or spin off all of our non-DryIce (tm) product lines. In particular, the decision to sell our paintball operations stopped the growth in revenues recorded over our last two fiscal years.

	The name of our company, "eCom eCom", is now more appropriate than ever. We have shifted our position within the many commercial markets that continue to be created as electronic commerce slowly emerges from its infancy. The meaning of "eCom" has been expanded to include e-compression.

Comparison of Results of Operations - Year Ended May 31, 2001
  vs. Year Ended May 31, 2000

	Revenue for the year ended May 31, 2001 was $3,186,995 compared to $3,332,858 of revenue recorded during the same period of the prior year. These numbers include the accounts of Star Dot Marketing, Inc. (SDMI), a subsidiary that was sold on May 31, 2001.

        The Company had entered into a Stock Exchange Agreement on January 21, 2000 whereby the stockholders of SDMI received 675,000 shares of ECOM common stock in exchange for all of the outstanding shares of SDMI. The transaction was accounted for as a pooling of interest. The transaction qualified as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code and related Treasury Regulations. In accordance with the terms of the merger, the principal stockholders of SDMI, effective May 1999, converted approximately $1 million of advances to paid in capital. At the same time, an additional 309,000 shares of SDMI were issued to the stockholders of Star Dot Marketing, Inc. The balance sheet at May 31, 2000 reflects the combined assets, liabilities and stock-holders' equity of both companies. On May 31, 2001, eCom sold all of the stock of SDMI in return for assumption of debt in the amount of $208,000 which was owed to the original shareholders of Star Dot. SDMI's accounts have been removed from ECOM's balance sheet at May 31, 2001. However, the statements of operations for the years ended May 31, 2001 and 2000 reflect the combined operations of both companies. At the time of sale, a loss was recorded in the amount of $21,200 which was the total amount of cash advances made to the subsidiary subsequent to its acquisition.

	If we had not included the results of SDMI's operations, our revenue for the year ended May 31, 2001 would have been $2,746,770 compared to prior year revenues of $2,865,825, a decrease of $119,055, or 4%. This decline in revenue was the net effect of strong growth in our paintball business during the first half of the year which was halted during the third quarter due to the restructuring of our organization to respond to the priorities of our new business model.

	On May 11, 2001 we sold the rights to use of the toll-free telephone number, 1-800-PAINTBALL, and related website addresses for a cash payment of $900,000. A gain on sale was recorded in the amount of $858,656. As a result of this sale, we have divested all of our paintball-related business with the exception of the manufacture and sale of the Viper M1 paintball marker.

	Our USA Performance Products subsidiary had entered into a proposed sale of the Viper product line during February 2001. In order to comply with the terms of the sales contract, all Viper inventory was taken out of production in preparation of shipment during April 2001. The sale subsequently was canceled, but the fiscal year was complete before we were able to resume production of Viper products. We will continue to pursue the sale of this product line as part of the plan to divest all lines of business unrelated to DryIce(tm) software.

	Although our paintball product lines accounted for the majority of our revenues ($2,570,996 and $2,862,266 in the years ended May 31, 2001 and 2000, respectively), the decision to sell this business was not difficult. Following our evolution to an e-commerce company in 1999, our paintball operations were intended to serve as a model to demonstrate the viability of our e-commerce concepts. This mission was accomplished, and there was no longer a reason to devote significant resources to further the development of the paintball business.

       The sale of extraneous product lines allows us to focus on much greater opportunities afforded by the development of DryIce(tm). With the sale of the 1-800-PAINTBALL assets, we reduced our expense levels and generated cash that was used to support our operations while significantly reducing our liabilities in the form of accounts payable and other debt. We expect to produce a similar result with the future sale of the Viper product line.

       In addition to the revenues contributed by Star Dot and the paintball segment of our business, fiscal year 2001 revenues included $175,000 posted from recognition of revenue generated by e-commerce consulting agreements. This amount had been recorded as unearned revenue at May 31, 000.

       Cost of sales decreased from $2,907,228 in the prior year to

$2,524,830 in the year ended May 31, 2001 (a decrease of 13%), while gross profit improved from $425,630 to $662,165 (an increase of 56%) during the corresponding periods. The reduction in cost of sales reflected the decline in paintball sales. Although we had achieved significant improvement in the margins realized on paintball products through the first nine months of the fiscal year, this was offset by the disruption caused by the canceled sale of the Viper line. Gross profit was enhanced by the recognition of the revenues from e-commerce consulting agreements.

       Total operating expenses for the year ended May 31, 2001 were $2,830,079 compared to $3,039,299 for the year ended May 31, 2000. Decreases in sales and marketing expense (316,881 in fiscal year 2001 versus $1,032,729 n 2000) and product development expense ($299,844 in fiscal year 2001 versus $631,446 in 2000) were achieved during the second half of the year as a result of our restructuring. This was offset by an increase in general and administrative expense from $1,354,057 in the prior year to $2,141,414 in the current fiscal year. All of the increase in general and administrative expense occurred during the first half of the year. This was a result of additional payroll, consulting fees, professional fees and office expense associated with the growth of the Company prior to the decision to restructure. Bad debt expense was $53,031 in the current year and $0 in the prior year. This resulted from the write-off of receivables related to the discontinued paintball operations.

       Our operations for the year ended May 31, 2001 resulted in a net loss of $1,339,386, a $1,294,039 improvement over the net loss of $2,633,425 recorded in the year ended May 31, 2000. Of the $1,294,039 improvement, $858,656 represented the gain on disposal of 1-800-PAINTBALL.

Liquidity and Capital Resources

	Due to the sale of Star Dot Marketing, Inc.(SDMI) on May 31, 2001, the balance sheet at May 31, 2000 includes the accounts of SDMI while the balance sheet at May 31, 2001 does not include SDMI's accounts. To provide a meaningful analysis, the following comparison is made after adjusting the prior year balance sheet so that it also excludes the accounts of SDMI.

	At May 31, 2001, current assets totaled $803,685 compared to $779,305 at the prior year end. Cash increased $71,313, but this was offset by a reduction in prepaid expenses and other current assets. Most of this reduction stemmed from elimination of prepaid license fees, insurance and advertising made possible by our restructuring. Decreases in accounts receivable and inventory related to the sale of 1-800-PAINTBALL were offset by the addition of a receivable of $300,000 produced by the sale transaction. This receivable was collected in June 2001.

	Current liabilities dropped from $2,052,726 at the prior year end to $1,217,053 at the end of the current period, a decrease of

$835,673. Accounts payable accounted for $393,590 of the decrease, while the current portion of long term debt and related accrued interest accounted for a decrease of $370,461. Most of these obligations were attached to our paintball business, so cash generated from the sale of 1-800-PAINTBALL was used to satisfy these commitments. Unearned revenue decreased from $187,562 at May 31, 2000 to $100,000 at the current year end.

	Net cash used in operating activities was $892,041 and $994,656 for the years ended May 31, 2001 and 2000, respectively. Although the net loss from operations used a significant amount of cash in the current year and was the principal use of cash in the prior year, the current year loss was reduced by the gain recorded on the sale of 1-800-PAINTBALL. The payment of accounts payable accounted for the greatest outflow of cash during the current year.

	Investing activities accounted for a net gain in cash of $585,348. This gain was realized primarily from the sale of paint-ball assets. Of the $900,000 in total cash to be received from the sale of 1-800-PAINTBALL, $600,000 was paid to us prior to the end of the current fiscal year.

	Net cash provided by financing activities was $373,562 in the current fiscal year compared to $1,089,940 in the prior year. Our need to rely on stockholder loans and private sales of stock to raise operating capital was diminished by the improvement in our operating results and the sale of the paintball assets.

	The Company continues to be reliant on the combination of revenues, loans from stockholders and capital contributions to fund operations. We established an equity line of credit with Swartz Private Equity, LLC that commenced on the effective date of our registration statement, April 28, 2000. The agreement ends 36 months after that date. However, the amount of common stock we can require Swartz to purchase is tied to the market for our common stock. Consequently, if market volume and price decline, so does the amount of common stock we can put to Swartz. To the extent that additional funds are required to support operations or to expand our business, we may sell additional equity, issue debt or obtain other credit facilities through financial institutions. Any sale of additional equity securities will result in dilution to our shareholders. There can be no assurance that additional financing, if required, will be available to the Company in amounts or on terms that are acceptable. Should the Company be unable to obtain continued funding, its operations may be adversely affected.

Provision for Income Taxes

     No provision for federal and state income taxes has been recorded because our company has incurred net operating losses since inception. Our net operating loss carry-forwards as of May 31, 2001 total $4,359,000. These carry-forwards will be available to offset future taxable income. If not used, the operating loss carry-forwards will expire from 2010 to 2016. We do not believe that the realization of the related deferred income tax assets meets the criteria required by generally accepted accounting principles and, accordingly, deferred income tax assets have been reduced to $0 as of May 31, 2001.

Market for Common Equity

     Following the change in our name discussed above, our Common Stock symbol was changed to ECEC and the CUSIP number was changed to 27889U-10-2. The stock continues to trade on the OTC Bulletin Board, and Equitrade Securities Corporation of Lake Forest, California continues to serve as the lead market maker for the stock.

                                  MANAGEMENT

eCom's directors and executive officers as of October 3, 2001 are:

The following sets forth the names and ages of all of the Directors and Executive Officers of ECOM, positions held by such persons, length of service, when first elected or appointed and term of office.


                                                 First        Term of
      Name       Age       Position            Appointed      Office
---------------- ---  -------------------    -------------   --------
David J. Panaia   61  Chairman, Chief          June 1994      (1),(2)
                       Executive Officer,
                       Secretary and Director

Robert C. Wilson  49  President, Chief         April 2001     (1),(2)
                       Operating Officer
                       and Director

Richard C. Turner 41  Chief Financial Officer  April 2001     (1),(2)
                       Treasurer and Director


(1) Officers serve at the pleasure of the Company's Board of Directors.

(2) Each of these Directors was elected to serve until the next Annual Meeting of Shareholders. We currently intend to hold our next annual meeting during February 2002.

	Our Board of Directors sets corporate policies that are implemented by the Company's management. In the event that the Board of Directors determines that a member faces a conflict of interest, for any reason, it is expected that the subject director will abstain from voting on the matter that raised the issue.

    	David J. Panaia, Chairman, Chief Executive Officer, Treasurer and Director, is the founder of ECOM and has served as Chairman and

Director since we were incorporated in June 1994. Mr. Panaia previously founded several other businesses, including Gold Cross Ambulance Service, Inc. and Gold Cross Medical Services, Inc., and acquired several other companies which were consolidated into Gold Cross, Inc., which provided ground and air ambulance service, medical services, equipment and supplies. After operating for over twenty years, Gold Cross was sold in 1982. Mr. Panaia then founded Biomedics Corporation, a durable medical equipment dealer, which he operated until its sale in 1988. Both corporations were privately owned. From 1988 to 1994, he served as a political and small business marketing consultant through his own firm, Sunpoint Industries, Inc. Sunpoint offered consulting services to candidates and medical equipment businesses located in the United States. Mr. Panaia has served in numerous community, business and political capacities. He concentrates full time on his duties as the Chairman of ECOM.

	Robert C. Wilson, President and Director, served as the acting President and COO of eWebPEO.com, Inc. of Palm Beach Gardens, Florida until he was appointed President of ECOM. Mr. Wilson started with the Company in June of 2001. In 1996, he established Wilson and Associates, a medical accounts receivable factoring company, where he served as Managing General Partner until the formation of eWebPEO in 1999. From 1992 through 1995 he served as Vice President of Sales for Optimum Capital Corporation, Walnut Creek, California, where he managed sales representatives of the company, successfully implemented new recruit training programs, and increased monthly sales five-fold. Prior to his work at Optimum Capital Corporation, Mr. Wilson worked at Healthcare Revenue Management, in San Francisco, California, where he initiated new programs, expanded the sales team, and substantially increased annual sales for the company. He concentrates full time on his duties as President of ECOM.

	Richard C. Turner who started with the Company in June of 2001, Chief Financial Officer and Director, worked with Glenn G. Schanel, CPA, from September 1990 until his appointment with ECOM. Having passed the Enrolled Agent examination in 1992, Mr. Turner specialized in assisting clients with accounting, tax and office technology issues. In addition, he developed several database programs to improve client sales and financial operations. From May 1989 until September 1990 Mr. Turner served as Vice President of Finance at American National Bank, Lake Worth, Florida, where he was responsible for the bank's financial reporting, budgeting and cost accounting. Before joining American National Bank, he served in a variety of management positions with Horizon Bank's finance organization located in Morristown, New Jersey. Mr. Turner has served as Treasurer and as a member of the board of directors of both the Palm Beach Business Associates and the North Palm Beach / Palm Beach Gardens Jaycees. He concentrates full time on his duties as Chief Financial Officer of ECOM.

      Our bylaws provide for indemnification of officers, directors or ECOM agents against legal expenses, judgments, fines, settlements and other amounts reasonably incurred by such persons after having been made or threatened to be made a party to legal action. Payment of such amounts may also be made in advance if expenses are likely to be incurred by officers, directors or agents in defense of any such action.

     The extent, amount and eligibility for the indemnification provided will be determined by the Board of Directors. These indemnifications will be made by a majority vote of a quorum of directors, including any director who is a party to such action, suit, or proceeding or by the shareholders by a majority vote of a quorum of shareholders including any shareholder who is a party to such action, suit or proceeding.

     We are further authorized by the bylaws to purchase insurance for indemnification of any person as provided by the bylaws and to the extent provided by Florida law. The Company at this time has no insurance coverage for officers and directors and has not expended any funds to obtain such insurance policies to insure or indemnify directors or officers against any liabilities that may occur. Management reserves the right to obtain such insurance.

     Florida Statutes Section 607.0850 authorizes indemnification of officers, directors, employees and agents in instances constituting:
(1) certain violations of criminal law which the person did not know were illegal, or (2) actions taken in good faith by persons which were intended to be in the best interests of the corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of ECOM pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by ECOM of expenses incurred or paid by a director, officer or controlling person of ECOM in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by ECOM is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 10.  EXECUTIVE COMPENSATION

     	The following table provides information regarding the executive compensation of persons serving as ECOM's executive officers during the fiscal years ended 2001, 2000 and 1999.

	            Summary Compensation Table


                                 Annual Compensation

Name and Principal                                 Other Annual
    Position             Year     Salary    Bonus  Compensation

David J. Panaia          2001       0         0          0
 Chairman, CEO           2000       0         0          0
 and Treasurer           1999       0         0          0

Robert C. Wilson         2001       0         0          0
 President

Richard C. Turner        2001       0         0          0
 Chief Financial
 Officer

Charles W. Hansen        2001    100,000      0          0
 President & CEO         2000    100,000      0          0

Guy T. Lindley           1999       0         0          0
 Chief Financial
 Officer


                    Summary Compensation Table (continued)

                                Long Term Compensation

                                    Awards   Payouts
                                       Securities
                                       Underlying         All
                               Restr.   Options/         Other
Name and Principal             Stock     SARs     LTIP   Compen-
    Position             Year  Award     (No.)   Payouts sation

David J. Panaia          2001    0         0        0      0
 Chairman, CEO           2000    0         0        0      0
 and Treasurer           1999    0         0        0      0

Robert C. Wilson         2001    0         0        0      0(1)
 President

Richard C. Turner        2001    0         0        0      0(1)
 Chief Financial
 Officer

Charles W. Hansen        2001  100,000     0        0  9,706(2)
 President & CEO         2000  100,000     0        0      0

Guy T. Lindley           1999    0         0        0      0
 Chief Financial
 Officer
                                   Page 31








    (1) Robert Wilson and Richard Turner will each receive in fiscal year 2002 a salary of $52,000 and 100,000 shares of free-trading stock.

    (2) Charles Hansen participated in a stock incentive plan which gave him the opportunity to earn up to 25,000 shares of free-trading stock per year. The stock was granted in pro rata monthly increments adjusted for market price fluctuations. At the time the plan was discontinued, Mr. Hansen had received 9,706 shares.

     	None of ECOM's current executive officers has an employment agreement or stock option arrangement with ECOM. It is intended that the directors be compensated at the rate of $4,000 per year, plus $100.00 per meeting attended and reasonable travel expenses if cash flow permits.

	Charles W. Hansen, III, who was appointed President and Chief Executive Officer on July 21, 2000, was employed from March 6, 2000 until December 18, 2000. Mr. Hansen had an employment agreement under which he was compensated with an annual salary of $100,000 plus participation in a stock incentive plan. Upon commencement of employment as Vice President Operations in March 2000, Mr. Hansen was awarded 100,000 shares of restricted stock. When cash flow permits, it is anticipated that other officers will be compensated in accordance with appropriate employment contracts.

                  DESCRIPTION OF INDEMNIFICATION
                    OF OFFICERS AND DIRECTORS

    Our bylaws provide for indemnification of officers, directors or eCom agents against legal expenses, judgments, fines, settlements and other amounts reasonably incurred by such persons after having been made or threatened to be made a party to legal action. Payment of such amounts may also be made in advance if expenses are likely to be incurred by officers, directors or agents in defense of any such action.

     The extent, amount and eligibility for the indemnification provided will be determined by the Board of Directors. These indemnifications will be made by a majority vote of a quorum of directors, including any director who is a party to such action, suit, or proceeding or by the shareholders by a majority vote of a quorum of shareholders including any shareholder who is a party to such action, suit or proceeding. We are further authorized by the bylaws to purchase insurance for indemnification of any person as provided by the bylaws and to the extent provided by Florida law.

     Florida Statutes Section 607.0850 authorizes indemnification of officers, directors, employees and agents in instances constituting:
(1) certain violations of criminal law which the person did not know were illegal, or (2) actions taken in good faith by persons which were intended to be in the best interests of the corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of eCom pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by eCom of expenses incurred or paid by a director, officer or controlling person of eCom in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by eCom is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                     RELATED PARTY TRANSACTIONS

      Linda Bergman was the sole owner of a privately-held business called Amateur Athletes of America. She is also the wife of Gerald
V. Bergman, who formerly served as a Director and Chief Financial Officer. On November 23, 1996, we issued an aggregate of 500,000 shares for cancellation of debt to Linda Bergman and Gerald Bergman in the amount of $16,333. The Bergmans directed that 460,000 shares be issued directly to Linda Bergman, and that each of their four children be issued 10,000 shares.

      Mr. Brody Brockman is the son-in-law of Gerald V. Bergman and was an employee of US Amateur Sports Company. 25,000 shares were issued to Mr. Brockman on November 23, 1996 as compensation for sales and shipping services.

      Mr. Thomas J. Thomas is a Florida attorney who performed legal services for us and also formerly served as our Secretary and a Director. On May 31, 997, we issued 50,000 shares to Mr. Thomas as compensation for his legal services performed prior to that date.

      On August 12, 1997, we extended a promissory note in favor of Stratex Corporation in the amount of $100,000. The loan, which bore interest at the rate of prime plus 6%, was paid in full in May 2001. Derek Panaia, son of David Panaia, is the sole shareholder of Stratex Corporation.

      On February 6, 1998, we issued 5,000 shares to Angela Brockman as compensation for her performing secretarial, receptionist and other services for us. Angela Brockman is the daughter of Gerald V. Bergman and Linda Bergman.

      On February 6, 1998, we issued 5,000 shares to Brody Brockman as compensation for his performing sales and shipping services for us. Brody Brockman is the son-in-law of Gerald Bergman.

      On February 27, 1998 we acquired certain assets of Amateur Athletes of America, Inc. in a tax-free exchange of assets for stock. We acquired all rights to the ProCard and ComCard plus certain Internet-based sports equipment exchange concepts in exchange for 1,000,000 shares of Common Stock. A portion of the stock was used for payment of a note held by Amateur Athletes of America. Amateur Athletes of America, Inc. was a private corporation owned by Linda C. Bergman, wife of Gerald V. Bergman, former corporate Chief Financial Officer and former member of our Board of Directors.

      On February 6, 1998, we issued 1,500,000 shares to Axis
Enterprises pursuant to an agreement with Axis Enterprises to provide management services for USA Performance Products, Inc. and to provide financial assistance to us.

      On February 6, 1998, we issued an additional 150,000 shares to Thomas J. Thomas as compensation for legal services performed by him prior to that date.

      On February 6, 1998, we issued 327,900 shares to David Panaia (the Company's Chief Executive Officer and a Director) in cancel-lation of indebtedness in the amount of $6,148.

      On April 16, 1998, we issued 100,000 shares to Bonnie Panaia as compensation for accounting and other services and issued an additional 400,000 shares to her as compensation for her services in connection with the preparation of the infrastructure of our billing and online e-commerce systems. Bonnie Panaia is the daughter of David Panaia, our Chief Executive Officer and a Director.

      On April 16, 1998, we issued 25,000 shares to Doug Panaia as compensation for performing manual labor for us prior to that date. Doug Panaia is the brother of David Panaia, our Chief Executive
Officer and a Director.

      On April 16, 1998, we issued 150,000 shares as compensation for engineering services performed by Jack Enterline for the Company prior to that date. Mr. Enterline requested that the shares be issued in the name of his wife, Karen. At the time these services were performed, Mr. Enterline served as one of our Directors.

      On April 16, 1998, we issued 200,000 shares to Gerald V.
Bergman (our Chief Financial Officer at that time) in cancellation of indebtedness in the amount of $12,810.

      On April 16, 1998, we issued 200,000 shares to David Panaia
(our Chief Executive Officer and a Director) in cancellation of indebtedness in the amount of $12,810.

      On April 16, 1998, we issued an additional 150,000 shares to Thomas J. Thomas as compensation for legal services performed by him prior to that date.

      On January 22, 1999, we issued 60,000 shares to Angela Brockman as compensation for her performing secretarial, receptionist and other services for us. Angela Brockman is the daughter of Gerald
Bergman and Linda Bergman.

      On January 22, 1999, we issued 30,000 shares to Brody Brockman as compensation for his performing sales and shipping services.

      On March 4, 1999, we issued an additional 62,000 shares to Axis Enterprises in a privately-negotiated transaction in cancellation of indebtedness to Axis in the amount of $11,780.

      On May 16, 1999, we issued 100,000 shares to Resource Group, NA, Inc. for promotional services performed for us. Thomas DeRita, a member of our Board of Directors at that time, is a shareholder in Resource Group, N.A., Inc.

      On May 16, 1999, we issued 100,000 shares to Lighthouse
Communications Group, LLC for Internet development services. Elling Myklebust, a former director and our former Vice President-Internet Technology, owns Lighthouse Communications Group, LLC.

      On December 22, 1999, we issued 25,000 shares to Elling
Myklebust for Internet development services.

      On December 22, 1999, we issued 10,010 shares to Christen
Myklebust for Internet development services. Christen Myklebust is the son of Elling Myklebust.

      On December 22, 1999, we issued an additional 1,000 shares to Brodie Brockman for performing sales and shipping services.

      On January 2, 2000, we issued options to our outside legal counsel, Stanley F. Freedman and Sharon M. Link, to purchase up to 25,000 shares each of our Common Stock at an initial exercise price of $1.00 per share as additional compensation for performing legal services in connection with the preparation and filing of our Exchange Act reports for the years 1996, 1997, 1998 and 1999.

      On March 16, 2000, we issued an additional 10,000 shares to Resource Group, NA, Inc. for promotional services performed for us. Thomas DeRita, a former member of our Board of Directors, is a shareholder in Resource Group, NA, Inc.

      On August 31, 2000, we issued an additional 100,000 shares to Resource Group, N.A., Inc. for promotional services performed for us.

      On August 31, 2000, we issued 100,000 shares to Charles Hansen for performing services as our President.

      On September 20, 2000, we issued 200,000 shares to Derek Panaia for consulting services. Derek Panaia is the son of David Panaia, our Chief Executive Officer and a Director.

      On September 25, 2000, we issued an additional 200,000 shares to Derek Panaia.

      On May 10, 2001, we issued 1,286,359 shares to David Panaia in cancellation of indebtedness in the amount of $437,362.

      On May 10, 2001, we issued 10,000 shares to Hanne-Mette Wilson for clerical services rendered to the company. Hanne-Mette Wilson is the wife of Robert Wilson, our President and a Director.

      On May 10, 2001, we issued an additional 20,843 shares to Chris Myklebust for Internet development services rendered.

      On May 24, 2001, we issued an additional 100,000 shares to Resource Group, N.A., Inc. for promotional services rendered.

      Except as described above, no director, officer or principal Security holder of ECOM has or has had a direct or indirect material interest in any transaction to which we are or were a party. We believe that the terms of each of the transactions described above were no less favorable to us than could have been obtained from third parties. However, it should be noted that all restricted stock issuances to affiliates are made at 95% discount from the then market value of our Common Stock. In addition, in the future we will not enter into additional transactions with directors, officers or principal shareholders unless the terms thereof are no less favorable to us than could be obtained from third parties.

                PRINCIPAL HOLDERS OF COMMON SHARES

      As of the date of this Prospectus, we have a total of 50,000,000 shares of Common Stock authorized at a par value of $.0001, and as of October 3, 2001 there are 22,628,374 shares of Common Stock outstanding. The following table sets forth information, as of such date, with respect to the beneficial ownership of our Common Stock by
(a) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, (b) the directors and officers of eCom, and (c) the directors and officers of eCom as a group.


                                 Number of      % of Shares
     Name and Address          Shares Owned     Outstanding

     David J. Panaia (1)         3,168,359          14.00
     10 Wyndham Lane
     Palm Beach Gardens, FL

     Gerald V. Bergman (2)       1,839,300           8.13
     104 Asbury Lane
     State College, PA

     Richard C. Turner	           102,000              *
     4200 Oak St.
     Palm Beach Gardens, FL

     Robert C. Wilson               93,005              *
     847 Foresteria Ave.
     Wellington, FL

     All Officers and            3,363,364          14.86
     Directors as a Group-3
     persons
___________________________


* Less than one percent

(1) David J. Panaia, an officer and director of the Company, is the beneficial owner of 400,000 shares held in the name of the Panaia Family Trust and 50,000 shares held in the name of Barbara Panaia, wife of David Panaia.

(2) Gerald V. Bergman, a former director of the Company, is the beneficial owner of 1,460,000 shares held in the name of Linda
Bergman, wife of Gerald Bergman, and 10,000 shares held by each of three of Mr. Bergman's children.

                      DESCRIPTION OF SECURITIES

     eCom is authorized to issue 50,000,000 shares of Common Stock with a par value of $.0001. Of these shares, 22,628,364 are issued and outstanding as of October of 2001. All issued shares of Common Stock are fully paid and non-assessable. All shares of Common Stock have one equal non-cumulative vote on all corporate matters which are the proper subjects of such votes. All shares participate equally in any dividends or liquidation distributions. There are no pre-emptive rights relative to the issuance of additional Common Stock. No dividends have ever been paid, and none will be paid for the foreseeable future.

     The Swartz Warrants are exercisable at any time beginning on the date of issuance thereof and ending on a date five years later. The shares of Common Stock underlying the Swartz Warrants, when issued upon exercise in whole or in part, will be fully paid and nonassessable, and we will pay any transfer tax incurred as a result of the issuance of the Common Stock to the holder upon its exercise. As of October 2001, Swartz has been issued 521,366 warrants.

     Each of the Swartz Warrants contains provisions that protect the holder against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. We are not required to issue fractional shares upon the exercise of any Registered Shareholder Warrants. The Swartz Warrants may be exercised upon surrender on or before the expiration date of the relevant
Swartz Warrant at the offices of eCom, with an exercise form completed and executed, accompanied by payment of the exercise price for the number of shares with respect to which the Swartz Warrant is being exercised. Each Swartz Purchase Warrant may be exercisable at a price equal to 110% of the market price on the Purchase Period End Date (as such term is defined in the Investment Agreement) and will have semi-annual reset provisions. Each Swartz Commitment Warrant was exercisable at $13.275, and the exercise price is subject to semi-
annual resets, and is currently $0.22.   Payment of the Exercise Price
may be made by either payment in cash, bank or cashier's check or wire transfer, or a cashless exercise as that term is defined in the Swartz Warrants.

     For the life of each of the Swartz Warrants, the holder thereof has the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of a Swartz Warrant. The Swartz Warrantholder may be expected to exercise the Swartz Warrant at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the Swartz Warrants. Furthermore, the terms on which we could obtain additional capital during the life of the Swartz Warrants may be adversely affected.

     Transfer Agent.  We have retained the services of Florida
Atlantic Stock Transfer, Inc. ("FAST") to serve as our transfer agent.

                    SWARTZ PRIVATE EQUITY, LLC

     The following table sets forth certain information as of May 31, 2001, with respect to Swartz Private Equity, LLC ("Swartz"). We will not receive any of the proceeds from the sale of the shares by Swartz.


                      Number                              Number
                      of Shares        Maximum Number     of Shares
                      Beneficially     of Shares to be    Beneficially
                      Owned Prior to   Sold Pursuant to   Owned After
                      Offering (1)     This Prospectus    Offering (2)
Name of Selling
Shareholder           Number        Percent    Number        Percent

Swartz                4,810,000(3)  21.25%(3)  4,810,000(3)     0(3)
Private Equity, LLC
Roswell, GA 30076

-------------------------

(1) Except as otherwise indicated below, beneficial ownership for purposes of this table is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, Swartz has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by it. Includes (solely for purposes of this Prospectus) up to an aggregate of 4,000,000 shares of Common Stock that may be acquired by Swartz in connection with the issuance and sale of shares of Common Stock to Swartz pursuant to the Investment Agreement, 490,000 shares of Common Stock issuable upon exercise of Warrants issued to Swartz and currently exercisable at an exercise price of $0.22 and up to 278,634 shares of Common Stock issuable upon the exercise of warrants that may be issued to Swartz, which shares would not be deemed beneficially owned within the meaning of Sections 13(d) and 13(g) of the Exchange Act prior to their acquisition by Swartz. See "The Investment Agreement." Based on an aggregate of 19,010,836 shares of Common Stock issued and outstanding as of May 31, 2001.

(2) Assumes that all of the Shares are sold pursuant to this Prospectus.

(3) As of the date of this Prospectus, Swartz owns no outstanding shares of Common Stock of eCom. This number includes 490,000 shares of Common Stock issuable upon exercise of outstanding warrants which are currently exercisable, which represents less than 3% of the issued and outstanding Common Stock of eCom as of May 31, 2001. Also includes (solely for purposes of this Prospectus) up to an aggregate of 4,000,000 shares of Common Stock that may be acquired by Swartz pursuant to the Investment Agreement (including up to 320,000 shares of Common Stock issuable upon the exercise of warrants that may be issued to Swartz), which shares would not be deemed beneficially owned within the meaning of Sections 13(d) and 13(g) of the Exchange Act prior to their acquisition by Swartz. See "The Investment Agreement."

     Swartz has not had any material relationship with eCom or any of our affiliates within the past three years other than as a result of the ownership of securities of eCom, through the placement by Swartz or its affiliates of securities of eCom or as a result of the negotiation and the execution of the Investment Agreement and the Registration Rights Agreement. The natural person controlling Swartz is Eric Swartz.

     The shares of Common Stock offered hereby by Swartz were or will be acquired pursuant to the Investment Agreement or upon exercise of the Swartz Warrants. Under the Investment Agreement and the Registration Rights Agreement, we agreed to register the shares of Common Stock offered hereby under the Securities Act, for resale by Swartz to permit their resale by Swartz from time to time to the public without restriction. We will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective until the earlier to occur of (i) the date as of which all of the shares of Common Stock may be resold in a public transaction without volume limitations or other material restrictions without registration under the Securities Act, including without limitation, pursuant to Rule 144 under the Securities Act, or (ii) the date as of which all of the shares of Common Stock offered hereby have been resold.

     We have agreed to pay the expenses incurred (other than broker discounts and commissions, if any) in connection with this Prospectus.

                      PLAN OF DISTRIBUTION

     We have been advised by Swartz that all or a portion of the shares of Common Stock offered by this Prospectus may be offered for sale, from time to time, by Swartz in one or more private or negotiated transactions, in open market transactions on the OTC Bulletin Board, in settlement of short sale transactions, in settlement of option transactions, or otherwise, or a combination of these methods, at prices and terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or at negotiated prices or otherwise. Swartz may effect these transactions by selling the shares of Common Stock offered hereby directly to one or more purchasers or to or through other broker-dealers or agents including:
(a) in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
(b) in purchases by another broker or dealer and resale by such broker or dealer as a principal for its account pursuant to this Prospectus; (c) in ordinary brokerage transactions; and (d) in transactions in which the broker solicits purchasers. The compensation to a particular underwriter, broker-dealer or agent may be in excess of customary commissions.

     To our knowledge, Swartz has made no arrangement with any brokerage firm for the sale of the shares of Common Stock offered hereby. We have been advised by Swartz that it presently intends to dispose of the shares of Common Stock offered hereby through its own account established at another broker- dealer, or through other broker-dealers in ordinary brokerage transactions at market prices prevailing at the time of the sale. However, depending on market conditions and other factors, Swartz may also dispose of the shares through one or more of the other methods described above. Concurrently with sales under this Prospectus, Swartz may effect other sales of the shares of Common Stock offered hereby under Rule 144 or other exempt resale transactions. There can be no assurance that Swartz will sell any or all of the shares of Common Stock offered hereby.

     Swartz is an "underwriter" within the meaning of the Securities Act, in connection with the sale of the shares offered hereby. Any other broker-dealers or agents who act in connection with the sale of the shares may also be deemed to be underwriters. Profits on any resale of the shares by Swartz and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from Swartz (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with Swartz to sell a specified number of shares of Common Stock offered hereby at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for Swartz, to purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to Swartz. Broker-dealers who acquire shares of Common Stock offered hereby as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block trans-actions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of shares of Common Stock involved; (c) the price at which such shares are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and
(f) other facts material to the transaction.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares of Common Stock offered hereby may not simultaneously engage in market making activities with respect to the shares for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in the distribution, including stabilization activities in the Common Stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition to and without limiting the foregoing, in connection with transactions in the shares of Common Stock offered hereby, eCom and Swartz may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 thereof and, insofar as eCom and Swartz are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the shares of Common Stock offered hereby.

     Swartz has agreed that it will not create or increase a net short position with respect to the Common Stock, provided however, that Swartz may enter into any short sale or other hedging or similar arrangement it deems appropriate with respect to put shares after it receives a put notice, so long as such sales or arrangements do not involve more than the number of put shares in the put notice. Swartz has further agreed that it will not engage in any trading practice or activity for the purpose of manipulating the price of the Common Stock or otherwise engage in any trading practice or activity that violates the rules and regulations of the SEC.

     Swartz will pay all commissions, transfer taxes and other expenses associated with the sales of shares of Common Stock by Swartz. The shares offered hereby are being registered pursuant to contractual obligations of eCom, and we have agreed to pay the expenses of the preparation of this Prospectus. We have also agreed to indemnify Swartz against certain liabilities, including, without limitation, liabilities arising under the Securities Act.

     We may not receive any proceeds from the exercise of the Swartz Warrants, if the warrants are exercised pursuant to a cashless exercise by Swartz. We will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby by Swartz.

     In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock offered hereby may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock offered hereby may not be sold unless such shares have been registered or qualified for sale in these states or an exemption from registration or qualification is available and complied with.

     The Common Stock of eCom is currently traded on the OTC Bulletin Board under the symbol "ECEC."


                     EXPERTS AND COUNSEL

     The audited financial statements of eCom eCom.com, Inc. in this Prospectus have been audited by Wieseneck, Andres & Co., 772 U.S. Highway One, North Palm Beach, Florida (561) 626-0400, Independent Certified Public Accountants, to the extent and for the periods set forth in their report thereon and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The law firm of Hackney & Miller, P.A., 2000 PGA Boulevard, Palm Beach Gardens, Florida, 33410 represented us in connection with certain legal matters regarding the Offering, including the preparation of this Post-Effective Amendment to the Prospectus.

     On January 2, 2000, we issued options to our outside legal counsel, Stanley F. Freedman and Sharon M. Link (attorneys with the law firm of Krys, Boyle, Freedman & Sawyer, P.C.), to purchase up to 25,000 shares each of our Common Stock at an initial exercise price of $1.00 per share as additional compensation for performing legal services in connection with the preparation and filing of our Exchange Act reports for the years 1996, 1997, 2000 and 2001. The options expire on January 2, 2005.

     Each of the experts named above has consented to being named in this Prospectus and to inclusion within this Prospectus of information provided in its report.

                       ADDITIONAL INFORMATION

     eCom has filed with the SEC a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration statement") under the Securities Act relating to the Shares being offered pursuant to this Prospectus. For further information pertaining to the shares of Common Stock to which this Prospectus relates, reference is made to such Registration statement. This Prospectus constitutes the Prospectus of eCom filed as a part of the Registration statement and it does not contain all information set forth in the Registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the SEC. In addition, we are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. Reports and proxy and information statements filed pursuant to Section 14(a) and 14(c) of the Exchange Act and other information filed with the SEC as well as copies of the Registration statement can be inspected and copied at the public reference facilities maintained by the SEC at Room
1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.
20549, and at the SEC's Midwest Regional Office at 500 West Madison Street, Chicago, Illinois 60606. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth
Street, N.W., Washington, D.C. 20549. Such material may also be obtained electronically by visiting the SEC's website on the Internet at http://www.sec.gov. The Common Stock of eCom is traded on the OTC Bulletin Board under the symbol "ECEC."

     Our fiscal year is June 1 to May 31. We will provide shareholders with quarterly reports of operations, including unaudited financial statements. We will provide shareholders with annual reports of operations, including audited financial statements.



eCom eCom.com, Inc. Financial Statements

The audited consolidated balance sheet of the Company for its years ended May 31, 2001 and 2000 and related consolidated statements of operations, stockholders' equity and cash flows for the years ended May 31, 2001 and 2000 are included, following Item 13, in sequentially numbered pages numbered F-1 through F-19. The page numbers for the financial statement categories are as follows:

eCOM eCOM.COM, INC.
FINANCIAL STATEMENTS
PERIOD ENDING MAY 31, 2001 AND 2000














                    Index                                         Page

Report of Independent Auditors                                     F-1

Consolidated Balance Sheets as of May 31, 2001 and 2000            F-2

Consolidated Statements of Operations
  for the Years Ended May 31, 2001 and 2000                        F-3

Consolidated Statement of Stockholders' Deficit
  for the Years Ended May 31, 2001 and 2000                        F-4

Consolidated Statements of Cash Flows
  for the Years Ended May 31, 2001 and 2000                        F-5

Notes to Consolidated Financial Statements                         F-7

                       WIESENECK, ANDRES & COMPANY, P.A.
                         Certified Public Accountants
                         772 U.S. HIGHWAY 1, SUITE 200
                       NORTH PALM BEACH, FLORIDA  33408
                              (561) 626-0400

THOMAS B. ANDRES, C.P.A.*, C.V.A.	                Facsimile(561) 626-3453
PAUL M. WIESENECK, C.P.A.
*Regulated by the State of Florida


                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders eCom eCom.com, Inc.

We have audited the accompanying consolidated balance sheets of eCom eCom.com, Inc. and subsidiaries as of May 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of eCom eCom.com, Inc. and subsidiaries as of May 31, 2001 and 2000, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note T to the financial statements, the Company's current liabilities exceed current assets by $413,000 and the Company has incurred net operating losses since inception. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note T. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


         Wieseneck, Andres & Company, P.A.


August 17, 2001

                                        F-1








eCOM eCOM.COM, INC
CONSOLIDATED BALANCE SHEETS
MAY 31, 2001 and 2000
                                                        2001	   2000
                        ASSETS                       ----------   ----------
Current Assets
  Cash and cash equivalents                         $   206,271  $   139,402
  Accounts receivable, net of allowance for
   doubtful accounts of $0 and $6,500                     3,537      156,959
  Accounts receivable other                              17,702            -
  Inventories                                           269,522      769,383
  Prepaid expenses                                        6,653       61,326
  Other current assets                                        -       13,939
  Note receivable                                       300,000            -
                                                     ----------    ---------
    Total Current Assets                                803,685    1,141,009
                                                     ----------    ---------
Property and Equipment, net                             134,982      180,900
                                                     ----------    ---------
Other Assets
  Intangible assets, net                                  6,160       46,069
  Other assets                                            9,828       11,942
                                                     ----------    ---------
    Total Other Assets                                   15,988       58,011
                                                     ----------    ---------
      Total Assets                                  $   954,655  $ 1,379,920
                                                     ==========   ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts payable                                  $   775,030  $ 1,237,036
  Accrued expenses                                       10,335       21,977
  Unearned revenue                                      100,000      187,562
  Current portion of long-term debt                     331,688      676,033
  Interest accrued on current portion                         -       26,116
                                                     ----------    ---------
    Total Current Liabilities                         1,217,053    2,148,724

Notes Payable, Net of Current Portion                         -      308,000
                                                     ----------    ---------
  Total Liabilities                                   1,217,053    2,456,724
                                                     ----------    ---------
Stockholders' Equity
  Common stock, $.0001 par value, 50 million shares authorized,
    19,010,836 shares issued and oustanding               1,901        1,489
  Paid-in capital                                     4,127,083    3,854,861
  Accumulated deficit                                (4,391,382)  (4,928,154)
  Treasury stock                                              -       (5,000)
                                                     ----------    ---------
    Total Stockholders' Deficit                        (262,398)  (1,076,804)
                                                     ----------    ---------
    Total Liabilities and Stockholders' Equity      $   954,655  $ 1,379,920
                                                     ==========   ==========
The accompanying notes are an integral part of these consolidated financial statements.
                                    F-2








eCOM eCOM.COM, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MAY 31, 2001 and 2000



                                                        2001	   2000
                                                     ----------   ----------
Revenues

  Net sales                                         $ 3,186,995  $ 3,332,858
  Cost of sales                                      (2,524,830)  (2,907,228)
                                                     ----------    ---------
    Gross Profit                                        662,165      425,630
                                                     ----------    ---------
Operating Expenses
  Sales and marketing                                   316,881    1,032,729
  Product development                                   299,844      631,446
  General and administrative                          2,139,746    1,354,057
  Amortization                                           20,577       21,067
  Bad debt                                               53,031            -
                                                     ----------    ---------
    Total Operating Expenses                          2,830,079    3,039,299
                                                     ----------    ---------
      Loss From Operations                           (2,167,914)  (2,613,669)

Other Income (Expense)
  Interest Income                                         3,227          423
  Interest Expense                                      (33,355)     (20,179)
  Gain on disposal of asset                             858,656            -
                                                     ----------    ---------
    Net Other Expenses                                  828,528      (19,756)
                                                     ----------    ---------
Loss Prior to Provision For Income Taxes             (1,339,386)  (2,633,425)

Provision For Income Taxes                                    -            -
                                                     ----------    ---------
Net Loss                                            $(1,339,386) $(2,633,425)
                                                     ==========   ==========
Net Loss Per Common Share                           $      (.07) $      (.19)
                                                     ==========   ==========
Weighted Average Shares Outstanding                  17,394,789   13,783,000
                                                     ==========   ==========









The accompanying notes are an integral part of these consolidated financial statements.

eCOM eCOM.COM, INC
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
FOR THE YEARS ENDED MAY 31, 2001 and 2000



                       Common Stock
                 -------------------------
                  Number     At      Add'l                          Total
                    of       Par    Paid In   Accum'd    Treasury Stockholder
                  Shares    Value   Capital   Deficit     Stock     Deficit
                ---------- ------ ---------- ----------- -------- -----------
Balance,
  May 31, 1998  11,894,600 $1,189 $ 484,361  $ (545,921) $(5,000) $ (65,371)

Issuance of
  Common Stock   1,089,000    109   450,913           -       -      451,022
Star Dot Marketing
  Pooling of
  Interest         675,000     68 1,269,932  (1,129,201)      -      140,799
Net Loss                 -      -         -    (619,606)      -     (619,606)
                ---------- ------ ---------- ----------- -------- ----------
Balance,
  May 31, 1999  13,658,600  1,366 2,205,206  (2,294,728) (5,000)     (93,156)

Issuance of
  Common Stock   1,227,075    123 1,649,655           -       -    1,649,778
Net Loss                 -      -         -  (2,633,426)      -   (2,633,426)
                ---------- ------ ---------- ----------- -------- ----------
Balance,
  May 31, 2000  14,885,675  1,489 3,854,861  (4,928,154) (5,000)  (1,076,804)

Issuance of
  Common Stock   4,125,161    412 1,977,151           -       -    1,977,563
Sale of Star Dot
  Marketing              -      -(1,699,929)   1,876,158      -      176,229
Cancellation of
  Treasury stock         -      -    (5,000)         -    5,000            -
Net Loss                 -      -         -   (1,339,386)     -   (1,339,386)
                ---------- ------ ---------- ----------- -------- -----------
Balance,
  May 31, 2001  19,010,836 $1,901 $4,127,083 $(4,391,382)$    -   $ (262,398)
                ========== ====== ========== =========== ======== ===========









The accompanying notes are an integral part of these consolidated financial statements.

eCOM eCOM.COM, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MAY 31, 2001 and 2000



                                                        2001	   2000
                                                     ----------   ----------
Cash Flows From Operating Activities
  Cash received from customers                      $ 3,242,644  $ 3,260,748
  Interest income                                         3,227          423
  Cash paid to suppliers and employees               (4,104,557)  (4,160,096)
  Interest paid                                         (33,355)     (94,931)
  Income taxes paid                                           -         (800)
                                                     ----------    ---------
    Net Cash Flows Used in Operating Activities        (892,041)    (994,656)

Cash Flows From Investing Activities
  Cash received from sale of 1-800-Paintball            600,000            -
  Purchase of equipment                                 (14,652)     (65,084)
                                                     ----------    ---------
    Net Cash Flows Provided By (Used In)
      Investing Activities                              585,348      (65,084)
                                                     ----------    ---------
Cash Flows From Financing Activities
  Proceeds from sale of stock                           380,545      674,042
  Proceeds of loans from stockholders                   208,800      639,190
  Repayment of loans to stockholders                   (115,783)    (215,997)
  Proceeds from other loans                              30,850            -
  Repayment of other loans                              (30,850)           -
  Repayment of note                                    (100,000)      (7,295)
                                                     ----------    ---------
    Net Cash Flows Provided By Financing Activities     373,562    1,089,940
                                                     ----------    ---------
Net Increase in Cash                                     66,869       30,200

Cash and Cash Equivalents at Beginning of Year          139,402      109,202
                                                     ----------    ---------
Cash and Cash Equivalents at End of Year            $   206,271  $   139,402
                                                     ==========   ==========



Supplemental Schedule of Non-Cash Financing
  Activities

Reduction of stockholder loans by issuing
  common stock                                      $   437,362  $         -
                                                     ==========   ==========



The accompanying notes are an integral part of these consolidated financial statements.

eCOM eCOM.COM, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MAY 31, 2001 and 2000



                                                        2001	   2000
                                                     ----------   ----------
Net Loss                                            $(1,339,386) $(2,633,425)
  Add items not requiring outlay of cash:
    Depreciation and amortization                        80,851       75,288
    Bad debts                                            53,031        1,396
    Expenses paid by issuing stock                    1,159,588      909,906
    Sale of Star Dot Marketing - net disposition of
      assets, liabilities, and equity                  (139,062)           -
    Receipt of stock for services provided                 (150)           -
    Write down of stock received to fair value              150            -
    Gain on sale of 1-800-Paintball                    (858,656)           -
  Cash was increased by:
    Decrease in accounts receivable                     159,922            -
    Decrease in inventory                               499,861            -
    Decrease in prepaid expenses                         68,612            -
    Decrease in deposits                                  2,112            -
    Increase in accounts payable                              -    1,056,683
    Increase in unearned revenues                             -      187,562
    Increase in accrued expenses                          7,569        8,221
    Increase in other current liabilities                 1,132            -
  Cash was decreased by:
    Increase in accounts receivable other               (17,702)     (73,610)
    Increase in prepaid assets                                -      (34,358)
    Increase in inventory                                     -     (398,459)
    Increase in other current assets                          -      (13,939)
    Increase in other assets                                  -       (5,169)
    Decrease in accounts payable                       (462,007)           -
    Decrease in accrued interest payable                      -      (74,752)
    Decrease in commission payable                      (20,343)           -
    Decrease in unearned revenue                        (87,563)           -
                                                     ----------   ----------
      Net Cash Flows Used in Operating Activities   $  (892,041) $  (994,656)
                                                     ----------   ----------












The accompanying notes are an integral part of these consolidated financial statements.

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 2001 AND 2000

NOTE A - NATURE OF OPERATIONS

      eCom eCom.com, Inc. ("eCom" or "the Company") was incorporated in the State of Florida on June 14, 1994. ECom's current business plan is focused on the development and marketing of applications for its high-compression software, called DryIce (tm). Previously, the Company developed an e-commerce infrastructure that enables the small business enterprise to carve its niche in the retail and business to business Internet economy. eCom eCom B2Bplus provides an affordable, user-friendly technological platform and professional resources to facilitate web business development. The eCom eCom SuperHUB gives the web entrepreneur a comprehensive package of on-line tools to generate, execute and fulfill e-commerce transactions. We also have operated our own on-line business as a test model, using our e-commerce concepts to sell paintball products. However, we recently revised our business model in order to focus on the design and resale of DryIce (tm) software applications that compress, store, protect and transmit large data files in any format including images, full motion video, audio and text. Our intention is to divest all other product lines to concentrate on the development of the market for this software.

      Our mission is to make this software available to reduce bandwidth demand and increase storage capabilities through development of custom applications that are not feasible using technology previously available.

      The Company was incorporated under the name US Amateur Sports, Inc. but changed its name in January 1999 to better reflect its business operations. eCom is the parent of US Amateur Sports Company, which is the parent of USA Performance Products, Inc. US Amateur Sports Company (USASC) owns the rights to: (1) the All American Bowl, a high school football all-star game, last played in 1997, when it was broadcast to over 40 million households; (2) the ProCard/ComCard, a prepaid phone card concept; and (3) USA SportsNet, which was planned to be an Internet portal for access to sports information, products and services with a focus on amateur athletes and local sports organizations. In addition, USASC owned the rights to use of the toll-free telephone number, 1-800-724-6822 (1-800-PAINTBALL) until it was sold as described below. USA Performance Products manufactures and distributes paintball guns and accessories. It has served as a test model for our e-commerce business concepts and has generated the majority of our revenues to date.

      On January 21, 2000 the Company entered into a Stock Exchange Agreement with the shareholders of Star Dot Marketing, Inc. ("SDMI"), which provided for the transfer of all the outstanding common stock of SDMI to eCom eCom.com, Inc. in exchange for 675,000 shares of common stock. The transaction was closed on May 31, 2000. SDMI uses the trade name "Treasures of Sports" to offer a complete line of guaranteed authentic, hand signed sports memorabilia and other sports products. These products are marketed through joint sales agreements with professional sports franchises.

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 2001 AND 2000

NOTE A - NATURE OF OPERATIONS (CONTINUED)

      Consistent with the intent to divest all businesses and product lines unrelated to DryIce (tm) compression software, the sale of one business and one product line were consummated during the current year. On May 11, 2001 rights to use of the toll-free telephone number, 1-800-PAINTBALL, and related website addresses were sold for a cash payment of $900,000. On May 31, 2001 the Company sold all of the stock of Star Dot Marketing, Inc. in return for assumption of debt of $208,000 owed to the original owners of SDMI. (See Note
C)


      In August 2001 (See Note Q - Subsequent Events), eCom entered into a joint venture agreement with PremierSoft, Inc. to form a new company called Zyndecom, Inc. Zyndecom will market the "Z Box," a software utility that combines DryIce (tm) with PremierSoft's Syndeos (tm) software. Syndeos (tm) integrates software and hardware systems that have been created independently. This joint venture is the first step to moving the DryIce (tm) business concept into a revenue-generating stage.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation, Use of Estimates

      The Company maintains its accounts on the accrual basis of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Consolidation

      The consolidated financial statements of the Company include the accounts of USA Performance Products, Inc. and Star Dot Marketing, Inc. The Company formed USA Performance Products, Inc. as a separate wholly owned subsidiary on January 20, 1998 and transferred all assets related to the manufacture and sale of the Viper M1 paintball marker and accessories to this new corporation. We expanded the activities of USA Performance Products in 1999 by selling other paintball products through use of the 800-PAINTBALL toll-free telephone number and related website acquired by USASC. Star Dot Marketing, Inc. is a wholly owned subsidiary that was acquired on May 31, 2000. The transaction consisted of an exchange of 675,000 shares of the Company's common stock for all of the outstanding stock of SDMI and was recorded as a pooling of interest. Because the 800-PAINTBALL assets were sold on May 11, 2001 and Star Dot Marketing was sold on May 31, 2001, operating statements include the results of operations for both business segments, but related balance sheet accounts were eliminated prior to consolidation at May 31, 2001. (See Note C)

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 2001 AND 2000

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

      Revenue from the sale of paintball markers and accessories and sports related memorabilia is recognized at the time title is transferred which is normally on shipment of the goods. Revenue received from contracts for web site development services is recorded as unearned revenue until development of the related web site is complete and accepted by the client.

Cash

      Cash consists of deposits in banks and other financial institutions having original maturities of less than ninety days. The company maintained cash balances in one bank in amounts in excess of federal insurance limits as of May 31, 2001. The balance in this account fell below $100,000 during August 2001.

Allowance for Doubtful Accounts

      It is the policy of management to review the outstanding accounts receivable at year end, as well as the bad debt write offs experienced in the past, and establish an allowance for doubtful accounts for uncollectible amounts.

Depreciation

      Property and equipment is recorded at cost and is depreciated over the estimated useful lives of the related assets. Depreciation is computed using the straight-line method.

Amortization

      Intangible assets consisting of rights to technology and associated trademarks are amortized using the straight-line method over five years.

Inventories

      Inventories are stated at the lower of cost or market using the first in first out method.

NOTE C - BUSINESS COMBINATION AND SALE OF BUSINESS

      The Company entered into a Stock Exchange Agreement with Star Dot Marketing, Inc. (SDMI), a California Corporation, on January 21, 2000 whereby the stockholders of SDMI received 675,000 shares of common stock of the Company in exchange for all of the outstanding shares of SDMI. The transaction was accounted for as a pooling of interest. The transaction qualified as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code and related Treasury Regulations.

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 2001 AND 2000

NOTE C - BUSINESS COMBINATION AND SALE OF BUSINESS (CONTINUED)

      In accordance with the terms of the merger, the principal stockholders of SDMI, effective May 1999, converted approximately $1 million of advances to paid in capital. At the same time, an additional 309,000 shares of SDMI were issued to the stockholders of Star Dot Marketing, Inc. The balance sheet at May 31, 2000 reflects the combined assets, liabilities and stockholders' equity of both companies. On May 31, 2001, eCom sold all of the stock of SDMI in return for assumption of SDMI corporate debt in the amount of $208,000 which was owed to the original shareholders of Star Dot.

      As a result, SDMI's accounts have been removed from eCom's balance sheet at May 31, 2001. The statements of operations for the years ended May 31, 2001 and 2000 reflect the combined operations of both companies. At the time of sale, bad debt was recorded in the amount of $21,200 which was the total amount of cash advances made to the subsidiary subsequent to its acquisition.

      The sale of Star Dot Marketing was motivated by the revision of eCom's business model which is now focused on marketing of DryIce (tm) compression software. This was consistent with the Company's announced intention to divest all other product lines.

      On May 11, 2001 eCom sold the rights to use of the toll-free telephone number 1-800-PAINTBALL and related website addresses for a cash payment of $900,000. As a result of this transaction, a gain on sale was recorded in the amount of $858,656. This gain consisted of the sale amount less $19,333 which was the balance of the related intangible asset ($40,000 cost basis less amortization of $20,667) and $22,011 in attorney's fees and advertising.

NOTE D - INVENTORIES

      Inventories consist principally of paintball markers and paintball accessories and sports-related memorabilia. Inventories are carried at cost, which is considered to be less than market value.

At May 31, 2001, inventory consisted of the following:

                  Finished goods          $    55,594
                  Work in process             202,610
                  Raw materials                11,318
                                          -----------
                  Total inventory         $   269,522

NOTE E - PREPAID EXPENSES

      Prepaid expenses consist principally of amounts paid for legal fees and rent.

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 2001 AND 2000

NOTE F - NOTE RECEIVABLE

      The Company sold its rights to use the telephone number 1-800-PAINTBALL (1-800-724-6822) for $900,000 on May 11, 2001. (See Note C) Cash in the
amount of $600,000 was received at closing with the remaining $300,000 due June 12, 2001. The note did not state any interest or collateralization.
The final payment was received in a timely manner. The face amount of the note and the net present value were considered equal at the date of the financial statements.

NOTE G - MARKETABLE SECURITIES

      The Company received 1.5 million common shares (.0001 par value) of eWebPEO.com, Inc. in the current fiscal year in payment for services rendered to the Company. The Company initially recorded the value of the securities and the income on the books at $150. eWebPEO.com, Inc. subsequently went out of business and the investment was written down to zero.

NOTE H - PROPERTY AND EQUIPMENT

      The following is a summary of property and equipment recorded in the financial statements at cost less depreciation as of May 31, 2001 and May 31, 2000:

                                         May 31, 2001	      May 31, 2000
                                        --------------     --------------

            Computer hardware              $ 144,511           $ 173,661
            Computer software                 56,308              42,979


                           	          May 31, 2001	      May 31, 2000
                                       --------------      --------------
            Furniture, fixtures
             and equipment                   49,492               53,904
            Tools, dies and fixtures         57,401               57,401
            Leasehold improvements                0                2,048
                                            =======              =======
                   Total cost               307,712              329,993

            Accumulated depreciation        172,730              149,093
                                            =======              =======
      	       Total Net Property
                    and Equipment         $ 134,982            $ 180,900

             Depreciation expense
             included in the cost of
             sales for the years ended
             was:                         $  60,274            $  54,221
                                            =======              =======

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 2001 AND 2000

NOTE H - PROPERTY AND EQUIPMENT  (CONTINUED)

		The useful lives assigned to property and equipment to compute depreciation are:

             Computer Hardware                        5 years
             Computer Software                        5 years
             Furniture, fixtures and equipment        7 years
             Tools, dies and fixtures                 5 years

NOTE I - INTANGIBLE ASSETS

      In May 1996, the Company acquired the assets of Performance Paintball Products, Inc. Included in the purchase were exclusive rights to use of the Viper name and related technology used in the manufacture of the Viper M1 paintball marker. The rights are valued at $54,134 and are amortized over sixty months. Accumulated amortization at May 31, 2001 and May 31, 2000 is $54,134 and $43,467, respectively.

      In January 1999, the Company acquired the rights to use of the toll free telephone number, 1-800-724-6822, which has been marketed as 1-800-PAINTBALL. The Company paid $20,000 in cash and 100,000 shares of the Company's common stock. These rights were sold on May 11, 2001. At the time of sale, the asset was reflected in the balance sheet at a gross cost of $40,000 less accumulated amortization of $20,668, while accumulated amortization was $13,000 at May 31, 2000. The asset was amortized over a five-year life. In February 1999, the Company acquired two Internet websites, AclassifiedAd and Swapandshop, for a total cost of $11,200. These assets are also amortized over five years. Accumulated amortization related to these assets was $5,040 and $2,800 as of May 31, 2001 and May 31, 2000, respectively.

      Total amortization expense for the years ended May 31, 2001 and 2000 was $18,909 and $21,067, respectively.

NOTE J - OTHER ASSETS

      Other assets consist primarily of security deposits on the lease of office facilities, an employee advance and utility deposits.

NOTE K - LONG-TERM DEBT

Long-term debt at May 31, 2001 and May 31, 2000 consisted of:
                                              May 31, 2001   May 31, 2000
                                             -------------- --------------
A note payable dated August 12, 1997
with interest at Wall Street Journal
prime plus six percent (6%).  Total

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 2001 AND 2000

NOTE K - LONG-TERM DEBT (CONTINUED)

principal and accrued interest was
paid on May 21, 2001.  Interest
accrued during the year ended May 31,
2001 and for the year ended May 31,
2000 was $14,490 and $14,573,
respectively.  Total accrued interest
payable on this note when paid off
was $32,027.                                    $       0     $  100,000

A noninterest bearing, noncollateralized
loan from an offshore corporation.  There
is no fixed or determinable date for
repayment of this loan.                           184,220        184,220

Three noninterest bearing, non-
collateralized loans from stockholders.
Two of the loans payable to stockholders
were paid in full in the year ended May
31, 2001.  The remaining loan payable
stockholder was reduced in the current
period by $437,362 through the issuance of
1,286,359 shares of restricted common stock.
The loan is due on demand.                        147,468        491,813

The former stockholders of Star Dot Marketing,
Inc. over the past several years had made
advances to SDMI.  The advances were non-
collateralized, bore interest at an annual
rate of 5.63% and were due on demand.  The
advances were converted to an 8% non-
collateralized note payable on the date the
pooling of interest took place.  Responsibility
for payment of the loan and related accrued
interest was assumed by the buyer when SDMI
was sold on May 31, 2001.  Interest accrued
on the note payable through May 31, 2001
and May 31, 2000 was $23,344 and $5,606,
respectively.        	                                0        208,000
                                                 --------      ---------
     Total Long-Term Debt                         331,688        984,033
     Less Current Portion                    	  331,688        676,033
                                                 --------      ---------
     Net Long-term Debt                         $       0      $ 308,000
                                                 ========      =========

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 2001 AND 2000

NOTE K - LONG-TERM DEBT (CONTINUED)

The long-term loans payable mature as follows:

     May 31
       2001                                     $       0      $ 676,033
       2002                                       331,688        308,000
                                                 --------       --------
                                                $ 331,688      $ 984,033
                                                 ========       ========

NOTE L - UNEARNED REVENUE

      The Company has received a total of $100,000 in cash as a non-refundable, good faith down payment for services that include delivery of a special application of the DryIce software. Development of this software application has not yet been completed, so the cash payment has been recorded as unearned revenue.

NOTE M - RETIREMENT OF TREASURY STOCK

      The Company retired 2,000 shares of Treasury Stock in May 2001. The excess of the par value over purchase price was credited to paid in capital.

NOTE N - COST OF SALES

Included in the cost of sales are the following:

                                              May 31, 2001  May 31, 2000

Shipping and handling costs                   $   109,190   $   117,150
Packaging costs                                    19,830        25,220
                                              -----------   -----------
    Total                                     $   125,990   $   142,370
                                              ===========   ===========
Shipping Income                               $       840   $     1,110
                                              ===========   ===========

NOTE O - COMMITMENTS AND CONTINGENCIES

      The Company leases office facilities under an operating lease which expires on March 31, 2004. The Company leases its manufacturing facility under an operating lease which expires June 30, 2002. Future minimum lease payments including sales tax as of May 31, 2001 are:

     Years ending:

                May 31, 2002                   $   56,681
                May 31, 2003                       35,539
                May 31, 2004                       28,700

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 2001 AND 2000

NOTE O - COMMITMENTS AND CONTINGENCIES (CONTINUED)

                                               ----------
                Total Minimum Lease Payments   $  120,920
                                               ==========

      Rent expense for the periods ending May 31, 2001 and 2000 are $113,293 and $92,856 respectively.

      We are party to lawsuits in the normal course of our business. Litigation can be expensive and disruptive to normal business operations; the results or legal proceedings are difficult to predict. We believe that we have defenses in each of the cases set forth below and are vigorously contesting each of these matters. An unfavorable resolution of one or more of the following lawsuits could adversely affect our business, results of operations or financial condition.

      Three companies had similar suits of non-payment against the USA Performance Products, Inc. subsidiary of eCom eCom.com, Inc. ECOM will defend itself or will file counterclaims against all three claims.

      Saeilo Manufacturing Industries filed a complaint against USA Performance Products, Inc. in the Fifteenth Judicial Circuit, Palm Beach County, FL, on April 20, 2001. The complaint involves non-payment of $126,632.22 that Saeilo contends has been due since April 10, 2001. USA Performance Products has moved to dismiss the case on the grounds that the claim is based upon an oral agreement without any terms and conditions of the agreement. USA Performance Products has only received delivery of $29,190.87 worth of products, which is accounted for in both inventory and accounts payable as of May 31, 2001.

      Renick Enterprises, Inc. filed a complaint against USA Performance Products, Inc. and eCom eCom.com, Inc. . in the Fifteenth Judicial Circuit, Palm Beach County, FL, on April 20, 2001. The complaint involves non-payment of $180,865.22 for the design of the Viper I Paintball Marker, including various re-designs, working on advertising, and developing new products. Management contends that Renick has not satisfactorily completed production of the product and has not delivered the product to USA Performance Products, Inc. USA Performance Products has only received delivery of $19,574.75 worth of products, which is accounted for in both inventory and accounts payable as of May 31, 2001.

      USA Performance Products will defend itself against both Saeilo and Renick through a claim of lost production. USA Performance Products had entered into a proposed sale of the Viper division of USA Performance Products to both Renick and Saeilo during February 2001. In order to comply with the terms of the sales contract, all inventory of the Viper division was taken out of production in preparation of shipment during April 2001. It took the entire month of May 2001 to get back into production.

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 2001 AND 2000

NOTE O - COMMITMENTS AND CONTINGENCIES (CONTINUED)

      National Paintball Supply, Inc. filed a complaint against USA Performance Products and eCom eCom.com, Inc. in the Sate of South Carolina, Greenville County Court of Common Pleas on May 14, 2001. The complaint alleges that an amount of $85,743.35 is owed to the complainant. National Paintball Supply handled paintball fulfillment requests for USA Performance Products. USA Performance Products contends that many requests for fulfillment were not completed while some requests were shipped twice. USA Performance Products has recorded a balance due of $69,373.36 as of May 31, 2001.

NOTE P - FOURTH QUARTER RESULTS

      As a result of the sale of the common stock of Star Dot Marketing, Inc. on the last day of the fourth quarter, the consolidated financial statements at February 28, 2001 included the following assets, liabilities and equity of Star Dot, and the consolidated financial statements at May 31, 2001 excluded the following assets liabilities and equity of Star Dot.

                                         February 28, 2001   May 31, 2001
                                            ------------     ------------
          Assets                            $    234,860     $   182,830
          Liabilities                           (330,900)       (359,060)
          Common stock and paid in capital    (1,699,930)     (1,699,930)
          Retained deficit                     1,795,970       1,876,160
                                            ------------     ------------
            Total assets, liabilities,
             and stockholders' equity       $          0     $         0
                                            ============     ============
NOTE Q - SUBSEQUENT EVENTS

      On August 20, 2001 eCom entered into a joint venture agreement with PremierSoft, Inc., a private corporation, to form a jointly owned marketing company called Zyndecom, Inc. Zyndecom will market a software utility dubbed the "Z Box" that will combine eCom's DryIce (tm) high compression technology with PremierSoft's Syndeos (tm) synchronization software.

      The Z Box will deliver secure, real time and bi-directional manipulation of data, which is accessible to all software and hardware applications and configurations using fileless relay. Using artificial intelligence to integrate and compress digital images and related data, it will facilitate accurate and rapid transfer even over low-speed connections.

      The agreement provides eCom with 51% of the stock of Zyndecom, and PremierSoft will own 49%. eCom will generate revenue by leasing the Dry Ice technology to Zyndecom. PremierSoft will generate revenue by receiving compensation for their management of Zyndecom.

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 2001 AND 2000

NOTE Q - SUBSEQUENT EVENTS (CONTINUED)

      The two principal owners of PremierSoft have signed consulting agreements with eCom.

NOTE R - RELATED PARTY TRANSACTIONS

      On January 10, 1998, the Company's Board of Directors approved an agreement with Axis Enterprises, Ltd., a Bahamian corporation of Nassau, Bahamas, to retain Axis for a period of three years to provide certain financing, marketing and management services in support of the Company's subsidiary, USA Performance Products, Inc. In exchange for performance of these services, Axis was granted 1,500,000 shares of common stock. The final marketing and management agreement was executed on April 8, 1998. In 1999, Axis loaned the Company $296,000, and this indebtedness was reduced by $111,780 through the issuance of 150,000 shares of the Company's common stock. The Company is currently indebted to Axis for $184,220.

      The Company has received cash advances from David J. Panaia, Chairman and CEO of the Company, in varying amounts and at various times subsequent to the inception of the Company. These shareholder loans were noninterest bearing, noncollateralized and due on demand.

NOTE R - RELATED PARTY TRANSACTIONS (CONTINUED)

      On May 10, 2001, 1,286,359 shares of restricted stock were issued to Mr. Panaia in return for cancellation of $437,362 ($.34 per share) of the debt owed to him. The balance owed to Mr. Panaia at May 31, 2001 was $147,468.

      Derek D. Panaia, son of David J. Panaia, CEO of the Company, was retained as a consultant to provide management oversight of USA Performance Products. In connection with this agreement, Derek Panaia was granted 400,000 shares of common stock in return for his services.

      Stratex Corporation had a loan to the Company in the amount of $100,000. Stratex is owned by Derek D. Panaia, son of David J. Panaia, CEO of the Company. This loan was paid off on May 21, 2001.

      The Company issued 100,000 shares in May 1999, 100,000 shares in June 2000 and 100,000 shares in May 2001 to ReSource Group, Inc. in exchange for promotional and related consulting services. ReSource Group, Inc. is a public relations and promotional firm of which a former member of the Board, Mr. Thomas De Rita, is a principal.

NOTE S - BUSINESS SEGMENTS

      The Company's reportable segments are strategic business units that offer different products and services. The Company has three reportable

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 2001 AND 2000

NOTE S - BUSINESS SEGMENTS (CONTINUED)

segments: paintball products, electronic commerce and sports memorabilia.
The paintball segment manufactures and distributes paintball guns and accessories. The electronic commerce segment has provided an e-commerce infrastructure to enable small businesses to expand to the Internet and is now focused on the design and resale of software applications for compression and transmission of large data files.

      The sports memorabilia segment acquires various signed sports related items from individuals in the various professional leagues for resale. The business related to this segment, Star Dot Marketing, was sold on May 31, 2001.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. There have been no intersegment sales or transfers. Revenues from sales of the Company's paintball products over the Internet are reported within the paintball segment.

The following is a summary of segment activity:

                              Electronic    Sports       All
                    Paintball  Commerce   Memorabilia  Others(a)  Totals
Year Ended: May 31, 2001
Revenues           $2,570,996	$ 175,774   $ 440,225   $    -      $3,186,995
Interest revenue        1,829	      258        1140        -           3,227
Interest expense       15,617	        -      17,738        -          33,355
Depreciation           37,774	   20,143       2,357        -          60,274
Amortization           18,337	    2,240           -        -          20,577
Non-cash expense      256,619	  902,969           -        -       1,159,588
Segment gain (loss)   464,093  (1,559,890)   (243,589)       -      (1,339,386)
Segment assets        676,551	  278,104           -        -         954,655

                              Electronic    Sports       All
                    Paintball  Commerce   Memorabilia  Others(a)  Totals
Year Ended:  May 31, 2000
Revenues           $2,862,266	$    3,559  $ 467,033   $    -      $3,332,858
Interest expense       14,574	         -      5,605        -          20,179
Depreciation           15,999	    26,824      6,489    4,909          54,221
Amortization           21,067	         -          -        -          21,067
Non-cash expense            -	   909,906          -        -         909,906
Segment loss         (314,770)  (1,721,142)  (257,845)(339,668)     (2,633,425)
Segment assets        834,259	   174,304    371,357        -       1,379,920

(a) Includes amounts not allocated to operating segments.

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 2001 AND 2000

NOTE T - RECOVERABILITY OF ASSETS AND GOING CONCERN

      These financial statements are presented on the basis that the Company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The accompanying financial statements show that current liabilities exceed current assets by $413,000 at May 31, 2001 and that the Company has incurred net operating losses since inception.

      In April of 1999, the Company entered into a financing agreement with a third party whereby the Company may sell to the third party and that third party must buy, a number of the Company's shares of common stock, subject to restrictions (the "Put Option").

      The more salient of the restrictions under the Put Option includes that the Company must first register the shares which may be subject to the put, and the price and number of shares which may be put to the third party in any 30 day period is dependent upon the Company's share price as determined on the OTC Bulletin Board and volume of trading activity. On April 10, 2000 the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission.

      The registration statement was declared effective by the Commission on April 28, 2000, which allows the Company to exercise its rights under the agreement (See Note Y). However, the Company can make no assurances that the market in the Company's stock will remain adequate to allow the Company to raise necessary funds through the use of the Put Option.

NOTE U - CONCENTRATION OF RISK

      The only financial instrument which potentially subjected the Company to a concentration of credit risk at May 31, 2001 consisted of a balance due of $300,000 from the sale of 1-800-PAINTBALL. This amount was subsequently collected during June 2001.

      During the current fiscal year, the Company engaged in negotiations to sell the manufacturing operations of the Viper paintball gun and its accessories. After the sale fell through, it took the Company several months to gear back up its manufacturing operations.

      In accordance with the agreement related to the sale of the 1-800-PAINTBALL number, the Company will continue to manufacture and sell the Viper. The agreement allows the Company to sell off its existing inventory of paintball paraphernalia. The Company is currently focusing its efforts on the design and resale of DryIce (tm) software that compresses, stores, protects and transmits large data files.

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 2001 AND 2000

NOTE V - INCOME TAXES

      No provision for federal and state income taxes has been recorded because the Company has incurred net operating losses since inception. The Company's net operating loss carry-forward as of May 31, 2001 totals approximately $4,359,000. These carry-forwards, which will be available to offset future taxable income, expire beginning in 2010.

      The Company does not believe that the realization of the related net deferred tax asset meets the criteria required by generally accepted accounting principles and, accordingly, the deferred income tax asset arising from such loss carry forward has been fully reserved.

NOTE W - EFFECTS OF INFLATION

      To date, inflation has not had a material impact on the Company's consolidated financial results.

NOTE X - RECENT ACCOUNTING PRONOUNCEMENTS

      In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. We adopted SAB 101 in our fiscal quarter beginning June 1, 2000. The adoption of SAB 101 had no impact to our operating results and financial position.

      The FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133", as amended by SFAS No. 138). This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. We adopted SFAS No. 133 in our fiscal quarter beginning June 1, 2000. The adoption of SFAS No. 133 had no impact to our operating results and financial position, since we currently do not invest in derivative instruments or engage in hedging activities.
In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. These standards, among other things, eliminate the pooling of interests method of accounting for future acquisitions and require that goodwill no longer be amortized, but instead be subject to impairment testing at least annually. SFAS No. 142 must be adopted in fiscal years beginning after December 15, 2001 as of the beginning of the fiscal year. Companies with fiscal years beginning after March 15, 2001 may early adopt provided they have not yet issued their first quarter financial statements.

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 2001 AND 2000

NOTE X - RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

      Goodwill and intangible assets acquired prior to July 1, 2001 will continue to be amortized and tested for impairment in accordance with pre-SFAS No. 142 requirements until adoption of SFAS No. 142. Under the provision of SFAS No. 142, intangible assets with definite useful lives will be amortized to their estimatable residual values over those estimated useful lives in proportion to the economic benefits consumed. Such intangible assets remain subject to the impairment provisions of SFAS No. 121. Intangible assets with indefinite useful lives will be tested for impairment annually in lieu of being amortized. The Company's current yearly amortization of intangible assets is approximately $ 21,067. The impact of adopting SFAS Nos. 141 and 142 will not cause a material change in the Company's consolidated financial statements as of the date of this report.

NOTE Y - PRIVATE EQUITY LINE

      The Company entered into an agreement for a Private Equity Line of Common Stock pursuant to Regulation D with Swartz Private Equity, LLC for $30 million with a $20 million option commencing on the effective date of a Registration Statement covering the Put shares and ending thirty-six (36) months thereafter. Swartz shall purchase eCom Common Stock at a per share purchase price equal to 92% of the "Market Price" in effect on the date of sale to Swartz, subject to a Floor Price specified by eCom. The sale to Swartz shall occur, on dates during the Purchase Period specified by Swartz, during the 20 business days following each Put Notice (the purchase period). eCom, at its option, may select a Floor Price for any specified Put below which eCom will not sell shares to Swartz under that Put.

      The dollar amount sold to Swartz in each Put may be up to $10 million but shall not exceed 15% of the aggregate dollar volume of the Common Stock traded on the company's primary exchange during the 20 day Purchase period beginning on the business day following the Put Date for such Put, excluding any days where 92% of the low trade price would be less than the Floor Price, unless otherwise agreed by Swartz; provided that the Purchase Period shall be extended by one business day for each Excluded Day, up to a maximum extension of 5 business days.

      For each Put, Swartz shall receive an amount of warrants equal to 8% of the number of shares purchased under the Equity Line at an Exercise Price equal to 110% of the Closing Bid Price on the Put Date. Warrants shall have piggyback registration rights and reset provisions.

      As compensation to enter in to the Equity Line Commitment, Swartz received a warrant convertible into 490,000 shares of eCom Common Stock. The Commitment Warrants' exercise price shall equal the average closing bid price for the 5 trading days prior to execution of this Equity Line Letter of Intent. Warrants shall have a 5-year term, piggyback registration rights and reset provisions.

                        Back Cover Page


No person is authorized in connection with the Offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information and representation must not be relied upon as having been authorized by eCom or its officers. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implications that information contained herein is correct as of any date subsequent to the date hereof.


                         TABLE OF CONTENTS
            (to be updated when Prospectus is complete)


                                                                Page

     Prospectus Summary .......................................   5
     Risk Factors ..............................................  6
     Business of the Company ....................................15
     The Investment Agreement ...................................19
     Use of Proceeds ............................................21
     Dilution ...................................................22
     Selected Financial Information .............................22
     Management's Discussion and Analysis .......................23
     Management .................................................28
     Executive Compensation .....................................30
     Description of Indemnification of
        Officers and Directors ..................................32
     Related Party Transactions .................................33
     Principal Holders of Common Shares .........................36
     Description of Securities ..................................37
     Plan of Distribution .......................................40
     Experts and Counsel ........................................42
     Additional Information .....................................43
     Financial Statements ......................................F-1

                              PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

     The expenses of the Offering are estimated as follows:



                   Attorneys Fees         $ 20,000
                   Accountants Fees       $ 10,000
                   Registration Fees      $  2,909
                   Printing               $ 10,000
                   Advertising            $      0
                   Other Expenses         $  1,500

                   TOTAL                  $ 44,909
                                          ========


Item 14.  Indemnification of Directors and Officers.

     The Company's by-laws provide for indemnification of officers, directors or Company agents against legal expenses, judgments, fines, settlements and other amounts reasonably incurred by such person after having been made or threatened to be made a party to legal action. Payment of such amounts may also be made in advance if expenses are likely to be incurred by officers, directors or agents in defense of any such action.

     The extent, amount and eligibility for the indemnification provided will be determined by the Board of Directors. These indemnifications will be made by majority vote of a quorum of directors, including any director who is a party to such action, suit, or proceeding or by the shareholders by a majority vote of a quorum of shareholders including any shareholder who is a party to such action, suit or proceeding.

     The corporation is further authorized by the Bylaws to purchase insurance for indemnification of any person as provided by the Bylaws and to the extent provided by Florida law.

     Florida Statutes Section 607.0850 authorizes indemnification of officers, directors, employees and agents in instances constituting:
(1) certain violations of criminal law which the person did not know were illegal, or (2) actions taken in good faith by persons which were intended to be in the best interests of the corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the fore-going provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


Item 15.  Unregistered Securities Issued or Sold Within One Year.

     eCom eCom.com, Inc. issued 7,465,500 unregistered common shares of its stock during the past three years. The Company issued such shares to the following persons in the amounts shown in the table below for the consideration as noted:

Date      Holder          Number of Shares      Consideration

2/6/98    Employees
          and Independent    2,099,400         	Services rendered
          Contractors

          Private investor   1,000,000          Purchase of Assets


4/16/98   Employees
          and Independent    1,810,000         	Services rendered
          Contractors

6/18/98   Independent
          Contractors           40,000     	Services rendered

7/29/98   Private Investor     250,000       	$120,500

          Independent
          Contractors            5,000      	Services rendered

12/14/98  Private Party        100,000       	Marketing rights

          Independent
          Contractors           10,000       	Services rendered

1/12/99   Private Investor     300,000      	$20,000

          Private party         80,000      	Toll free phone number

1/22/99   Employees
          and Independent       90,000      	Services rendered
          Contractors

2/17/99   Employees             25,000     	Services rendered

          Private investor     150,000          $75,000

3/4/99    Private investor     234,000        	$89,780

          Private investor      25,000        	Services rendered

5/18/99   Employees
          and Independent      200,000       	Services rendered
          Contractors

          Amex                  45,000       	Exchange for debt

12/22/99  Landlord              17,600      	Office rent

          Employees
          and Independent       35,000      	Professional fees
          Contractors

          Private investor     625,000        	$480,000

1/27/00   Employees and
          Independent           21,000          Services rendered
          Contractors

          Independent
          Vendor                80,000       	Software license

3/16/00   Independent
          Vendor                23,500          Product Advertising

          Employees and
          Independent          200,000          Services rendered
          Contractors

6/13/00   Employees and	       292,000          Services rendered
          Independent
          Contractors

6/22/00   Swartz                10,000          Put

6/28/00   Private party	       676,040          Purchase of subsidiary

6/30/00   Employees and        200,000          Services rendered
          Independent
          Contractors

7/19/00   Employee            (327,900)         Cancelled

7/19/00   Employee             256,900          Re-issued
                                    Page 48








7/31/00   Swartz               300,000          Put

8/10/00   Employees and	        83,553          Services rendered
          Independent
          Contractors

8/25/00   Employees and        548,520          Services rendered
          Independent
          Contractors

9/20/00   Employees and        200,000          Services rendered
          Independent
          Contractors

9/25/00   Employees and        250,000          Services rendered
          Independent
          Contractors

11/8/00   Employees and        353,038          Services rendered
          Independent
          Contractors

12/22/00  Independent	       300,000          Marketing services
                                                vendor

12/22/00  Independent          700,000          Advertising services
                                                vendor

12/22/00  Employees and        500,000          Services rendered
          Independent
          Contractors

1/18/01   Swartz               400,000          Put

3/12/01   Independent          300,000          Marketing services
	                                          vendor

3/12/01   Independent          700,000          Advertising services
	                                          vendor

3/12/01   Employees and        500,000          Services rendered
          Independent
          Contractors

5/10/01   Employees and      1,500,000          Services rendered
          Independent
          Contractors

5/25/01   Employees and        100,000          Services rendered
          Independent
          Contractors

5/31/01   Employees and	       134,762          Services rendered
          Independent
          Contractors
                                    Page 49








6/1/01    Employees and	       475,843          Services rendered
          Independent
          Contractors


     The Issuer claims exemption from registration of these securities under the Securities Act of 1933 by reason of Section 4
(2) thereof. The Issuer also claims exemption from registration in the State of Florida by reason of Florida Statutes, Section
517.061.

Item 16.  Index to Exhibits.

8-K Reports

	On January 28, 1999, a Form 8-K was filed with the Securities and Exchange Commission reporting in Item 5, "Other Events", that we had held a Special Meeting of shareholders of U S Amateur Sports, Inc. (the "Company") held on January 25, 1999, the shareholders of the Company approved an amendment to the Company's Articles of Incorporation to change the Company's name to eCom eCom.com, inc.
The subject name change became effective on January 27, 1999.

	On May 26, 1999, a Form 8-K was filed with the Securities and Exchange Commission reporting in Item 5, "Other Events", that on May 14, 1999, eCom eCom.com, Inc. and Swartz Private Equity, LLC entered into, among other things, an Investment Agreement and a Registration Rights Agreement pursuant to which the Company may, in its sole discretion and subject to certain restrictions, periodically sell ("Put") shares of the Company's Common Stock for up to $30,000,000 upon the effective registration of such Put shares.

	On February 17, 2000 a Form 8-K was files with the Securities and Exchange Commission reporting in Item 5, "Other Events", that on January 21, 2000, Com eCom.com, Inc., and the shareholders of Star Dot Marketing, Inc. ("SDMI") entered into a Stock Exchange Agreement pursuant to which the Company will issue to the Shareholders approximately 675,000 shares of the common stock of the Company in exchange for all the outstanding common stock of SDMI.

	On February 23, 2000 a Form 8-K was filed with the Securities and Exchange Commission reporting in Item 4, "Change in Registrant's Certifying Accountant."

	On June 13, 2000 a Form 8-K was filed with the Securities and Exchange Commission reporting in Item 2, "Acquisition or Disposition of Assets", that e had acquired all of the outstanding shares of Star Dot Marketing, Inc. on May 31, 2000.

	On May 31, 2001 a Form 8-K was filed with the Securities and Exchange Commission reporting in Item 2, "Acquisition or Disposition of Assets", that on May 11, 2001 US Amateur Sports Company, entered into an Agreement of Sale of the 1800Paintball division with Eugenio Postorivo, Jr., individually.

                                    Page 50








	On June 7, 2001 a Form 8-K was filed with the Securities and Exchange Commission reporting in Item 2, "Acquisition or Disposition of Assets", that on May 31, 2001 eCom eCom.com, Inc. entered into a Stock Purchase Agreement with Brian Delaporta, individually to acquire all of the outstanding stock of Star Dot Marketing, Inc. Star Dot Marketing, Inc. was a wholly owned subsidiary of eCom eCom. com, Inc. (the "Stockholder") at the time of sale. Brian Delaporta is to become the President of Star Dot Marketing, Inc.

Exhibit
No.       Description


3.1       Articles of Incorporation (1)

3.2       By-laws (1)

5.0       Opinion of Krys, Boyle, Freedman & Sawyer, P.C. (5)

10.1 Agreement for acquisition of assets of Performance Paintball Products, Inc. (1)

10.2      Agreement for acquisition of rights to All American Bowl (2)

10.3      Personal services agreement with All American Bowl Executive
          Director (2)

10.4      Promissory Note to Stratex Corporation dated August 12, 1997
          (3)

10.5 Marketing and Management Agreement between Axis Enterprises, Ltd. and Registrant dated January 10, 1998 (3)

10.6 Agreement for acquisition of assets of Amateur Athletes of America, Inc. (3)

10.7      Lease Agreement between Ryco Properties, Inc. and the
          Company dated May 4, 1998 (3)

10.8 Investment Agreement between Swartz Private Capital LLC and the Company dated May 13, 1999 (4)

10.9 Registration Rights Agreement between Swartz Private Capital LLC and the Company dated May 13, 1999 (4)

10.10     Side Agreement (4)

10.12 Amended and Restated Investment Agreement between Swartz Private Capital LLC and the Company dated July 1999 (5)

10.13     Memorandum dated September 13, 1999 from Swartz Private
          Capital LLC extending date to file registration statement
          (5)

10.14	    First Stock Incentive Plan (5)
                                    Page 51








10.15     Amended and Restated Investment Agreement between the
          Company and Swartz Private Capital, LLC (5)

10.16 Stock Exchange Agreement between the Company and Star Dot Marketing, Inc. (6)

10.17 Amended and Restated Investment Agreement between the registrant and Swartz Private Capital, Inc. (7)

10.18 Occupancy Agreement between Chimney Rock Services, LLC and the Company dated September 15, 1999 (8)

10.19 License Agreement between iTool.com and the Company dated December 20, 1999 (8)

10.20 Service Agreement between eWebPEO.com, Inc. and the Company dated March 25, 2000 (8)

10.21 Consulting and Compensation Agreement between eWebPEO.com, Inc. and Registrant dated April 16, 2000 (8)

10.22     Agreement of Sale between US Amateur Sports Company and
          Eugenio Postorivo, Jr. individually, dated May 11, 2001 (9)

10.23     Stock Purchase Agreement between the Company and Brian
          Delaporta, individually, dated May 31, 2001 (10)

10.24     Addendum to Advance Balance Acknowledgement dated May 31,
          2001 (10)

21        Subsidiaries of the registrant (7)

23.1      Consent of Hafer & Gilmer, CPA*

23.2      Consent of Hood & Strong LLP, CPA*

23.3      Consent of Krys Boyle Golz Freedman & Sawyer, P.C. (7)

23.4      Consent of Hackney & Miller, P.A.
________________________

(1) Incorporated by reference to the Company's original registration statement on Form 10 SB-1, Registration 33-96638-A, filed on
September 6, 1995.

(2) Incorporated by reference to the Company's Form 10-KSB for the year ended May 31, 1997.

(3) Incorporated by reference to the Company's Form 10-KSB for the year ended May 31, 1998.

(4) Incorporated by reference to the Company's Form 8-K filed with the Commission on May 26, 1999.


                                    Page 52








(5) Incorporated by reference to the Company's Form 10-KSB for the year ended May 31, 1999.

(6) Incorporated by reference as included as an Exhibit to the Form 8-K filed on February 17, 2000.

(7) Incorporated by reference as included as an Exhibit to the Form S-1 filed on April 10, 2000.

(8) Incorporated by reference to the Company's Form 10-KSB for the year ended May 31, 2000.

(9) Incorporated by reference as included as an Exhibit to the Form 8-K filed on May 31, 2001.

(10) Incorporated by reference as included as an Exhibit to the Form 8-K filed on June 7, 2001.

*    Filed herewith

Item 17.  Undertakings.

     The Company on behalf of itself hereby undertakes and commits as follows:

A. 1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act.

         (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

         (iii) Include any additional or changed material information on the plan of distribution.

     2. For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the fore-going provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such
                                    Page 53








indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C. The Issuer will, for determining any liabilities under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Issuer under Rule 424 (b) (1), or (4) or 497 (h), under the Securities Act (Sections 230.424(b)(1),4 or 230.497(h)) as part of this Registration Statement as of the time the Commission declared it effective.

     The Issuer will also, for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

























                                    Page 54







                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens and State of Florida on the 12th day of October, 2001.

                              ECOM ECOM.COM, INC.


                              By: /s/ David J. Panaia
                                   David J. Panaia, Chairman of the
                                   Board, Chief Executive Officer,
                                   and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement as been signed below by the following persons in the capacities and on the date indicated.

Signatures                          Title                   Date

/s/David J. Panaia            Chief Executive               Date
David J. Panaia               Officer, Chairman
                              of the Board, Secretary
                              and Director

/s/ Richard C. Turner         Chief Financial Officer       Date
Richard C. Turner             Treasurer and Director

/s/  Robert C. Wilson         Chief Operating Officer,      Date
Robert C. Wilson              President and Director























                                 Page 54








                      CONSENT OF INDEPENDENT AUDITORS

                       WIESENECK, ANDRES & COMPANY, P.A.
                         Certified Public Accountants
                         772 U.S. HIGHWAY 1, SUITE 200
                       NORTH PALM BEACH, FLORIDA  33408
                              (561) 626-0400

THOMAS B. ANDRES, C.P.A.*, C.V.A.	                Facsimile(561) 626-3453
PAUL M. WIESENECK, C.P.A.
*Regulated by the State of Florida


October 12, 2001

Board of Directors
eCom eCom.com, Inc.
2700 PGA Boulevard
Palm Beach Gardens,FL 33410


INDEPENDENT AUDITORS'CONSENT

We consent to the incorporation by reference in this Registration Statement of eCom eCom.com, Inc. on Form S-1, dated October 12, 2001, our report dated August 17, 2001, appearing in the Annual Report on Form 10-KSB of eCom eCom.com, Inc. for the year ended May 31, 2001.





/s/ Wieseneck, Andres & Company, P.A.






















                                  Page 55